UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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BLACKBOARD INC.

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BLACKBOARD INC.
650 Massachusetts Ave., NW, 6th Floor
Washington, D.C. 20001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2011

The Annual Meeting of Stockholders of Blackboard Inc. will be held at the company’s corporate headquarters, 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia 20001, on Friday, June 3, 2011 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

1. To elect the two nominees for director named herein to Class I of our Board of Directors, each to serve for a term expiring at our 2014 annual meeting or until his successor is duly elected and qualified or until his earlier resignation or removal;

2. To approve an advisory resolution on the compensation of our named executive officers;

3. To vote on an advisory resolution regarding the frequency of future advisory votes on executive compensation;

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 14, 2011, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

To ensure that your vote is recorded promptly, please vote by proxy as soon as possible, whether or not you plan to attend the annual meeting.

Most stockholders have three options for submitting their vote by proxy: (1) via the Internet, (2) by phone or (3) by mail. For further details, see the discussion on page 1 of the enclosed proxy statement. If you have Internet access, we encourage you to record your vote on the Internet.

By Order of the Board of Directors

Matthew H. Small
Chief Business Officer, Chief Legal Officer and
Secretary

Washington, D.C.
April 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 3, 2011 at 11:00 a.m. Eastern Time at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia 20001.

The proxy statement and annual report to stockholders are available at
http://investor.blackboard.com/phoenix.zhtml?c=177018&p=proxy.

BLACKBOARD INC.
650 Massachusetts Ave., NW, 6th Floor
Washington, D.C. 20001

PROXY STATEMENT

This proxy statement is furnished to stockholders of Blackboard Inc. (“Blackboard,” “we,” “us,” and “our”) in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at our annual meeting of stockholders to be held at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia 20001, at 11:00 a.m., Eastern time on Friday, June 3, 2011, and at any adjournments or postponements of the meeting (the “Annual Meeting”). Directions to the Annual Meeting may be found at http://www.blackboard.com/resources/company/DCDirections.pdf. The 2011 annual report to stockholders, containing our audited consolidated financial statements for the year ended December 31, 2010, is being mailed together with this proxy statement to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on April 14, 2011 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about April 27, 2011. As of the Record Date, 34,857,261 shares of our common stock, $0.01 par value per share, were issued and outstanding and entitled to vote. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.

Voting by Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the Annual Meeting or granting a subsequent proxy by phone or on the Internet, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001, Attention: Matthew H. Small, Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Voting by Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described below. If you wish to change your vote after submitting your proxy, you should follow the instructions provided by your broker or bank.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner as to how to vote on matters deemed non-routine. Generally, if shares are held by a broker or nominee, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be routine, but not with respect to non-routine matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Even though our common stock is listed on the NASDAQ Global Select Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our Annual Meeting.

On Proposal No. 1, the election of Class I directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting will be elected as directors. Only votes “For” or “Withheld” will affect the outcome. On Proposals No. 2 and 4, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. On Proposal No. 3, the advisory vote on the frequency of future advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and therefore have the same effect as votes against, except in the case of Proposal No. 3, for which abstentions will have no effect. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. They will have no effect on any of the proposals. The persons named as attorneys-in-fact in the proxies, John E. Kinzer and Matthew H. Small, were selected by the Board of Directors and are executive officers of Blackboard. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of both nominees for director, FOR the advisory resolution on executive compensation, for THREE YEARS as the preferred frequency of future advisory votes on executive compensation, and FOR the ratification of Ernst & Young LLP as our registered public accounting firm for the year ending December 31, 2011.

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2011 except where indicated, information regarding beneficial ownership of our common stock (i) by each person known to us who beneficially owned more than 5% of the shares of our common stock outstanding at such date; (ii) by each current director; (iii) by each executive officer identified in the Summary Compensation Table; and (iv) by all current directors and current executive officers as a group.

	Number of Shares	Percentage of
	Beneficially	Shares of
Name and Address of Beneficial Owner(1)	Owned	Common Stock

Janus Capital Management, LLC(2)	4,323,383	12.40%
151 Detroit Street Denver, CO 80206
T. Rowe Price Associates, Inc.(3)	3,524,450	10.11
100 E. Pratt Street Baltimore, MD 21202
Artisan Partners(4)	2,937,500	8.43
875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202
BlackRock Inc.(5)	2,867,348	8.23
40 East 52nd Street New York, NY 10022
TimesSquare Capital Management, LLC(6)	2,314,430	6.64
1177 Avenue of the Americas, 39th Floor New York, NY 10036
Michael L. Chasen(7)	671,917	1.90
Michael J. Beach(8)	2,293	*
John E. Kinzer(9)	108,013	*
Matthew H. Small(10)	172,295	*
Raymond P. Henderson III(11)	132,815	*
Judy K. Verses(12)	59,894	*
Jonathan R. Walsh(13)	73,078	*
Joseph L. Cowan(14)	30,000	*
Frank Gatti(15)	18,000	*
Thomas Kalinske(16)	30,000	*
Beth Kaplan(17)	30,000	*
E. Rogers Novak, Jr.(18)	78,434	*
Matthew L. Pittinsky(19)	97,719	*
All directors and executive officers as a group (11 persons)(20)	1,442,271	4.03

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. The percentages shown are based on 34,854,554 shares of common stock outstanding as of March 31, 2011. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise listed, the address of each stockholder is: c/o Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001.

(2)	Consists of securities beneficially owned by one or more investment companies or other managed accounts which are advised or sub-advised by Janus Capital Management, LLC (“Janus Capital”). Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8%

ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 4,323,383 shares of Blackboard common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is derived solely from a Schedule 13G/A filed by Janus Capital with the SEC on February 14, 2011.

(3)	This information is derived solely from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2011.

(4)	Consists of securities held by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC Inc, Andrew A Ziegler and Carlene M. Ziegler. Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. This information is derived solely from a Schedule 13G/A filed by Artisan Partners Holdings LP with the SEC on February 10, 2011.

(5)	Consists of shares held by the following investment management subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock (Luxembourg) S.A., BlackRock International Ltd, and State Street Research & Management Co. This information is derived solely from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 3, 2011.

(6)	This information is derived solely from a Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 9, 2011.

(7)	Includes 511,760 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(8)	Includes 2,293 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(9)	Includes 75,466 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(10)	Includes 43,440 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(11)	Includes 22,916 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(12)	Includes 56,114 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(13)	Includes 59,995 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(14)	Includes 30,000 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(15)	Includes 12,000 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(16)	Includes 30,000 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(17)	Includes 30,000 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(18)	Includes 32,700 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(19)	Includes 97,719 shares of common stock issuable upon exercise of options on or before May 30, 2011.

(20)	Includes 945,996 shares of common stock issuable upon exercise of options on or before May 30, 2011. Does not include shares beneficially owned by Mr. Beach or Ms. Verses, who were not executive officers as of March 31, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. In February 2011, Dr. William Raduchel resigned from our Board of Directors, and the board reduced the size of the board from eight to seven directors in accordance with our bylaws. Our fourth amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years, and there are two directors in the class to be elected this year. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated E. Rogers Novak Jr. and Joseph L. Cowan for re-election to the Board of Directors as Class I directors, each to hold office until the annual meeting of stockholders to be held in the year 2014 and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Mr. Novak and Mr. Cowan are Class I directors whose terms expire at this Annual Meeting and are each a nominee for re-election as directors. The Board of Directors is also composed of (i) two Class II directors, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2012 and (ii) three Class III directors, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in the year 2013.

Each nominee has agreed to serve if elected. The Board of Directors knows of no reason why either of the nominees would be unable or unwilling to serve, but if either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.

Required Vote

Directors are elected by a plurality of votes cast. The two nominees receiving the highest number of affirmative votes will be elected. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

The following table lists the nominees to be elected at the Annual Meeting and the continuing directors. Also listed are the positions currently held by each nominee and continuing director, the committees of the Board on which each nominee or continuing director serves as of the date of this proxy statement, the year each nominee’s or continuing director’s current term will expire and the class of director of each nominee and continuing director.

		Year Current	Class of
Name and Position	Board Committees	Term Will Expire	Director

Nominees:
E. Rogers Novak Jr.	Nominating and Corporate Governance	2011	I
Director (Lead independent director)	(Chair); Audit; Compensation
Joseph L. Cowan	Compensation (Chair)	2011	I
Director
Continuing Directors:
Michael L. Chasen		2012	II
Chief executive officer, president and director	—
Thomas Kalinske	Audit	2012	II
Director
Matthew L. Pittinsky		2013	III
Chairman of the Board	—
Frank R. Gatti	Audit (Chair); Nominating and Corporate	2013	III
Director	Governance
Beth Kaplan	Compensation; Nominating and	2013	III
Director	Corporate Governance

We seek to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. Our Nominating and Corporate Governance Committee identifies and selects potential nominees by using the principles and criteria described in the corporate governance guidelines adopted by our Board, including factors such as business experience, independence requirements, the nominee’s reputation for integrity, honesty and adherence to high ethical standards, the existence of real or perceived conflicts of interest, diversity and the nominee’s ability to devote the time necessary to fulfill his or her responsibilities as a director. To that end, each director nominee has been identified and evaluated in the broader context of the Board’s overall composition, with the goal of including members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that are critical to the effective functioning of the board. The brief biographies below include each nominee or continuing director’s age as of March 31, 2011, the year he or she was first elected to the Board, and certain information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee or continuing director.

Nominees for Class I Directors

Joseph L. Cowan, 62, has served as a director since April 2007. Since June 2010, Mr. Cowan has served as President and CEO of Online Resources Corporation, a publicly held provider of online financial services and technology, as well as a member of its board of directors. From June 2009 to May 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. Mr. Cowan served as chief executive officer and a member of the board of directors of Interwoven Inc., a publicly held provider of content management software, from April 2007 until its acquisition by Autonomy, Inc. in March 2009. He served as chief executive officer and a director of Manugistics Group, Inc., a publicly held provider of supply chain management software, from 2004 to 2006. From 2002 to 2003, Mr. Cowan served as president and chief executive officer of EXE Technologies, Inc., a provider of supply chain execution and warehouse management systems. From 2001 to 2002, he served as president and chief executive officer of Invensys Automation & Information Systems. From 2000 to 2001, Mr. Cowan served as president and chief executive officer of Wonderware, a business unit of Invensys plc, and from 1998 to 2000 he served as senior vice president, sales and marketing, of Wonderware. The Board believes that Mr. Cowan’s business experience in the technology industry and his executive management experience and skills are a valuable contribution to the Board’s function. Mr. Cowan received a BS degree from Auburn University and an MS degree from Arizona State University.

E. Rogers Novak, Jr., 62, has served as a director since September 1998. Since 1996, Mr. Novak has been a managing member of the general partnership of Novak Biddle Venture Partners, L.P., a venture capital investment firm. Prior to co-founding Novak Biddle, Mr. Novak served as general partner of Grotech Partners, a private investment company. He also led investment banking and served on the executive committee at Baker, Watts & Co. Currently, Mr. Novak serves on the boards of a number of private companies, including Parchment Inc., an educational credentials company. From April 2007 to April 2011, he served as a board member and a member of the Executive Committee of the National Venture Capital Association. He also serves on the advisory board of the U.S. Department of Homeland Security’s PREDICT (Protected Repository for the Defense of Infrastructure Against Cyber Threats), and is a member of the Department of Defense’s DeVenCI program. The Board believes that Mr. Novak’s range of business and board experience, his knowledge of Blackboard’s corporate history and operations, and his expertise in financial matters and venture capital investing bring valuable expertise and insight to the Board. Mr. Novak received a BA degree from Kenyon College.

Continuing Class II Directors

Michael L. Chasen, 39, has served as chief executive officer since 2001, as president since 2004 and as a director since our founding in 1997. Prior to serving as CEO, Mr. Chasen served as president from 1997 to 2001. Before co-founding Blackboard, from 1996 to 1997, Mr. Chasen was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving the college and university marketplace. As our CEO and co-founder, Mr. Chasen has demonstrated vision and leadership, and has a deep understanding of our operations and business strategy. The Board believes that his dedication to Blackboard as well as his experience and knowledge in the education technology industry make him uniquely qualified to serve on our Board. Mr. Chasen received a BS degree in computer science from American University and an MBA degree from Georgetown University School of Business.

Thomas Kalinske, 66, has served as a director since April 2007. Since July 2009, Mr. Kalinske has been Executive Chairman and a member of the Board of Directors of Moonshoot US, a company developing online video games that helps teach English to children. Since February 2010, he has served as a member of the board of directors of Cambium Learning Group, Inc., a public company that provides research-based education solutions for K-12 students and programs for struggling learners. He also serves on the boards of a number of private companies, including Kidzui, a company offering a web browser, applications and a search engine to allow children to safely surf the web, and Genyous Biomed International, a pharmaceutical development company. From March 2008 until May 2009, Mr. Kalinske served as the chief executive officer and a member of the board of directors of CFares, Inc., an online travel search engine. Mr. Kalinske also currently serves as vice chairman of the board of Leapfrog Enterprises Inc., a publicly held maker of educational toys and games, and has served as a director of Leapfrog since 1997. From 1997 to 2006, Mr. Kalinske served as CEO of Leapfrog and as its Chairman from 1997 to 2004. From 1996 to 2004, Mr. Kalinske served as the president of Knowledge Universe LLC (now renamed Krest LLC), an education company. From 1990 to 1996, he served as president and chief executive officer of Sega of America, a computer game company. From 1987 to 1990, he was president and chief executive officer of the Universal Matchbox Group, a toy maker. From 1985 to 1987, he served as president and co-chief executive officer of Mattel, Inc. Mr. Kalinske served in other senior management positions at Mattel from 1972 to 1985. The Board believes that Mr. Kalinske’s business experience in the educational technology industry in particular as well as with children’s toys and entertainment companies, along with his general executive management experience and insight, bring a valuable perspective to the Board. Mr. Kalinske received a BS degree from the University of Wisconsin and an MBA degree from the University of Arizona.

Continuing Class III Directors

Frank R. Gatti, 64, has served as a director since April 2004. Since 1997, Mr. Gatti has been the chief financial officer of ETS, a global assessment, licensure and certification company with over one billion dollars in annual revenue. Mr. Gatti has announced that he plans to retire from ETS as of May 1, 2011. Before joining ETS, Mr. Gatti served as vice president of financial management at The New York Times Company beginning in 1996, and prior to that served as corporate vice president/corporate controller beginning in 1988. He also served as a certified public accountant at Deloitte & Touche, an international public accounting firm. He is a member of the Board of Directors of the Princeton Chamber of Commerce, a member of the Advisory Board for the Master’s of Science in Publishing Program at Pace University, and a member of the Financial Advisory Board at Rutgers Business School, and a member of the Finance Committee of the Board of Trustees of The Conference Board. Mr. Gatti also chairs The Conference Board’s CFO Council, and is a member of CFO Magazine’s Advisory Board. The Board believes that Mr. Gatti’s years of experience in financial management and accounting, as well as his advisory roles at various educational institutions and business organizations, give him a wide range of financial and executive management experience and skills, which add valuable expertise and insight to the Board. Mr. Gatti, a Certified Public Accountant, received a BBA degree from Baruch College and an MBA degree from the Rutgers Business School.

Beth Kaplan, 53, has served as a director since April 2007. Since January 2008, Ms. Kaplan has served as president and chief merchandising and marketing officer of GNC Holdings, Inc., a public company, and its operating subsidiary, General Nutrition Centers, Inc., a specialty retailer of health and wellness products, and has served as a member of its board of directors since February 2008. From March 2005 to December 2007, Ms. Kaplan served as the managing member of Axcel Partners, LLC, a venture capital firm. From 2002 to 2005, Ms. Kaplan was executive vice president of Bath & Body Works and previously served as senior executive vice president for marketing and merchandising with Rite Aid and as vice president for the U.S. cosmetics and fragrance business at Procter & Gamble. Ms. Kaplan currently serves on the Board of Directors of the Baltimore Symphony Orchestra and the Wharton Board of Overseers. Ms. Kaplan previously served as a director of Blackboard from June 2000 to August 2001. The Board believes that her skills and expertise in marketing as well as her professional experiences in a variety of executive leadership roles provide a unique and valuable perspective to the Board. Ms. Kaplan received BS and MBA degrees from the University of Pennsylvania’s Wharton School.

Matthew L. Pittinsky, Ph.D., 38, has served as chairman of the Board of Directors since our founding in 1997. Since January 2011, Dr. Pittinsky has served as chief executive officer of Parchment Inc., an education credentials company. Prior to joining Parchment Inc., from January 2009 to December 2010, Dr. Pittinsky taught and conducted research as Assistant Professor of Sociology at Arizona State University, and continues his affiliation with the University as Research Assistant Professor. On March 1, 2008, Dr. Pittinsky resigned as an executive officer of Blackboard and now serves as a non-employee chairman of the Board. From June 1997 to November 1998, Dr. Pittinsky also served as our chief executive officer. Before co-founding Blackboard, from July 1995 to June 1997 Dr. Pittinsky was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving colleges and universities. Dr. Pittinsky is the editor of The Wired Tower, a book analyzing the Internet’s impact on higher education, as well as a variety of scholarly research articles in the fields of sociology and education. The Board believes that, as our chairman and co-founder, Dr. Pittinsky has a unique insight into and deep understanding of the education technology industry, and has continued to demonstrate vision and leadership. His experience and knowledge of our business as well as his perspective as a professor and educator, add valuable insight to the Board. Dr. Pittinsky received a B.A. degree from American University, an Ed.M degree from Harvard University Graduate School of Education, and M.Phil and Ph.D. degrees from Columbia University Teachers College.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Blackboard is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the corporate governance section of our website, http://investor.blackboard.com. Alternatively, you can request a copy of any of these documents by writing to Investor Relations, Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Blackboard and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s principal responsibility is to oversee the management of Blackboard;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met eleven times during the year ended December 31, 2010. During 2010, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served at the time. The Board of Directors has separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors.

As a policy, we encourage our directors to attend our annual stockholder meetings. Our 2010 annual meeting was attended by Mr. Chasen and Dr. Raduchel, who was serving as a director at that time.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for our company and the day to day management and performance of our business, while the Chairman of the Board provides advice and guidance to the CEO. Our CEO, Mr. Chasen, and our Chairman, Dr. Pittinsky, co-founded Blackboard in 1997 and both have remained involved in different respects. Dr. Pittinsky has served as Chairman of the Board since the founding of Blackboard, continuing to demonstrate leadership as both an education technology entrepreneur and an academic, bringing his experience as a professor and educator to the Board. Mr. Chasen has been a member of the Board of Directors since our founding, and has served as CEO since 2001, providing strategic and tactical direction to the business as well as working with the Chairman and the rest of the Board to develop and implement the Company’s vision and overall business strategy. In addition, the Board has designated Mr. Novak as its lead independent director, relying on his experience, oversight and expertise from outside the Company. In this role, he is responsible for coordinating the activities of the independent directors, and serves as a liaison between the senior management of the Company and the independent directors.

Board Role in Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing management of risk. The Board regularly reviews information regarding our financial position, governance and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial and reporting risks. The Nominating Committee oversees the management of risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Accordingly, the Board has not chosen to establish a separately designated risk committee. The full Board also participates in risk oversight in the course of their other responsibilities such as operational discussions with management, review and approval of the annual operating plan, and review and approval of merger and acquisition transactions. In 2010, at the Board’s direction, the company engaged an independent consulting firm to conduct an enterprise-wide risk assessment analyzing the key risks identified in surveys and interviews with the Board and senior management, and proposing mitigation strategies and monitoring plans to manage these risks.

Board Determination of Independence

NASDAQ Stock Market listing rules require that a majority of the members of a listed company’s board of directors must qualify as “independent.” Under applicable NASDAQ listing rules, a director will only qualify as an “independent director” if that person does not have any disqualifying relationships with the company as identified in the NASDAQ listing rules, or, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board, after review of all relevant identified transactions between each director, or any of his or her family members, and Blackboard, our senior management and our independent auditors, and after consulting with counsel, has determined that none of Mr. Cowan, Mr. Gatti, Mr. Kalinske, Mr. Novak, or Ms. Kaplan has a disqualifying relationship with the company as identified in the NASDAQ listing rules or otherwise has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under applicable NASDAQ listing rules. Dr. Pittinsky was previously an executive officer of our company but resigned that position in March 2008. As of April 2011, our Board has made an affirmative determination that Dr. Pittinsky is now an “independent director” under NASDAQ listing rules and that he no longer has a relationship with Blackboard that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. Mr. Chasen is not an independent director by virtue of his employment with Blackboard.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibilities by:

•	reviewing the financial reports provided by us to the SEC, our stockholders or the general public;

•	reviewing our internal financial and accounting controls;

•	evaluating and selecting our independent registered public accounting firm;

•	reviewing with management and the independent auditors our annual audited consolidated financial statements and quarterly reviewed consolidated financial statements;

•	discussing the adequacy of our internal controls and procedures with management and our independent registered public accounting firm;

•	supervising our relationship with our independent registered public accounting firm;

•	reviewing the scope of both audit and non-audit services and related fees; and

•	determining the independence of our independent registered public accounting firm.

The Audit Committee met seven times during 2010. Messrs. Gatti, Kalinske, and Novak currently serve on the Audit Committee and Mr. Gatti serves as chairperson. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in applicable NASDAQ listing rules and satisfy the other independence standards for audit committee members set forth in the NASDAQ listing rules. The Board has determined that all members of the Audit Committee are independent for purposes of applicable rules under the Securities Exchange Act of 1934, as amended. The Board has further determined that Mr. Gatti is an “audit committee financial expert” as defined by rules under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.blackboard.com.

Compensation Committee

The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and producing an annual report of the Compensation Committee on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders in accordance with applicable rules and regulations. The Compensation Committee also:

•	approves the salary, bonus and equity arrangements of our chief executive officer and other executive officers;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments thereto, including increases in the number of shares of common stock available for grant as stock options or otherwise thereunder; and

•	recommends, subject to approval by the entire Board of Directors, any director compensation plans.

The Compensation Committee met four times during 2010. Ms. Kaplan, Mr. Cowan and Dr. Raduchel, a former director, served on the Compensation Committee and Dr. Raduchel served as chairperson until June 30, 2010. Since July 1, 2010, the Compensation Committee has consisted of Ms. Kaplan and Messrs. Cowan and Novak, and Mr. Cowan currently serves as chairperson. The Board has determined that all members of the Compensation Committee are independent directors under applicable NASDAQ listing rules.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.blackboard.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities by:

•	reviewing and making recommendations to the Board of Directors regarding the composition and structure of the Board of Directors and the committees of the Board of Directors;

•	establishing criteria for membership on the Board of Directors and evaluating corporate policies relating to the recruitment of members of the Board of Directors;

•	assessing the performance of the Board of Directors; and

•	establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to promote the Board of Directors’ compliance with its fiduciary duties to Blackboard and our stockholders.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may also retain external advisors, to identify or evaluate potential nominees to be considered for election to the Board of Directors. The Nominating and Corporate Governance Committee may, in its discretion, consider nominees recommended by stockholders. Candidates proposed by stockholders are evaluated using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, biographical data, qualifications and business experience for at least the previous five years, a document indicating the candidate’s willingness to act if elected and evidence of the nominating stockholder’s ownership of our common stock at least 120 days prior to the anniversary of the mailing date of our proxy statement for the previous annual meeting to the Nominating and Corporate Governance Committee, c/o Matthew H. Small, Corporate Secretary, Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under “Stockholder Proposals.”

In accordance with the corporate governance guidelines adopted by the Board, the Nominating and Corporate Governance Committee identifies and selects potential nominees by using the principles and criteria described in the corporate governance guidelines, including the consideration of the following factors: compliance with the independence requirements under the NASDAQ listing rules and applicable law, the candidate’s reputation for integrity, honesty and adherence to high ethical standards, the candidate’s business acumen and experience, the existence of real or perceived conflicts of interest, diversity and the candidate’s ability to devote the time necessary to discharge his or her responsibilities as a director. While the Board has not established term limits, director membership is reviewed annually by the Nominating and Corporate Governance Committee and the Board has established a general policy that any director who reaches the age of 70 is expected to retire from the Board effective at the end of his or her term. Potential nominees should generally be able to serve for at least five years before reaching the age of 70.

The Nominating and Corporate Governance Committee met three times during 2010. Ms. Kaplan and Messrs. Novak and Gatti currently serve on the Nominating and Corporate Governance Committee and Mr. Novak serves as chairperson. Dr. Raduchel also served on the Nominating and Corporate Governance Committee from July 1, 2010 until his resignation from the Board of Directors and all committees on February 14, 2011. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under applicable NASDAQ listing rules.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.blackboard.com.

Communications from Stockholders to the Board

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The lead independent director, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Any stockholder wishing to communicate with any of our directors may write to the director, c/o Matthew H. Small, Corporate Secretary, Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001. The corporate secretary will forward these communications directly to the director(s) specified or, if none is specified, to the chairman of the Board.

2010 DIRECTOR COMPENSATION

The following table provides information about the compensation of our non-employee directors for 2010.

	Fees Earned or	Option Awards	Total
Name	Paid in Cash ($)	($)(1)	($)

Joseph L. Cowan	$62,500	$97,203	$159,703
Frank R. Gatti	$75,000	$97,203	$172,203
Thomas Kalinske	$55,000	$97,203	$152,203
Beth Kaplan	$60,000	$97,203	$157,203
E. Rogers Novak, Jr.	$77,500	$97,203	$174,703
Matthew Pittinsky	$102,000	$97,203	$199,203
William Raduchel	$62,500	$97,203	$159,703

(1)	Represents the full grant date fair value of stock options granted in 2010 to the named director, calculated in accordance with ASC Topic 718, excluding estimates of forfeitures. The assumptions made in valuing option awards reported in this column are discussed in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, under the heading “Significant

Accounting Policies” and subheadings “Stock Options” and “Restricted Stock and Restricted Stock Units”. The amounts reported in the table above for these awards may not represent the amounts that the director will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the future stock price and the director’s continued service.

Director Compensation Policy

Under our outside director compensation policy, each non-employee director is paid an annual retainer of $50,000. The chairperson of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are paid an additional annual retainer of $20,000. Non-chair members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are paid an annual retainer of $5,000 for each committee on which they serve. A non-executive chairman of the Board is paid an additional annual retainer of $20,000, $4,000 per meeting day for in-person meetings of the Board and $2,000 per telephonic meeting of the Board. The cash retainers are paid quarterly in arrears, and new board members receive a pro-rated amount for the quarter in which they are first elected or appointed. Upon election or nomination to our Board of Directors, new non-employee directors will receive an option grant to purchase 12,000 shares of our common stock with a three- year vesting period. On June 15 of each year, each non-employee director who has served for at least six months will receive an option grant to purchase 6,000 shares of our common stock which vests in full on May 1 of the following year. The exercise price of the option grants will be equal to the fair market value of our common stock on the date of the grant.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Blackboard’s financial reporting process on behalf of the Board of Directors. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Blackboard’s financial reporting, internal controls and audit functions. A copy of the charter is available on our website at http://investor.blackboard.com. Management is responsible for the preparation, presentation and integrity of Blackboard’s consolidated financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP (“E&Y”), Blackboard’s independent registered public accounting firm, is responsible for performing independent audits of the consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee has reviewed Blackboard’s audited consolidated financial statements for the year ended December 31, 2010 and has discussed these consolidated financial statements with Blackboard’s management and E&Y.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards 61, The Auditor’s Communication with Those Charged with Governance, as adopted by the PCAOB, which include, among other items, matters related to the conduct of the audit of Blackboard’s consolidated financial statements. The Audit Committee discussed with Blackboard’s management and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed with E&Y its judgments as to the quality, not merely the acceptability, of Blackboard’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in Blackboard’s consolidated financial statements and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the PCAOB. The Audit Committee met with E&Y, with and without management present, to discuss the results of their examinations, their evaluations of Blackboard’s internal controls, and the overall quality of Blackboard’s financial reporting.

In addition, the Audit Committee has discussed with E&Y its independence from management and Blackboard and considered the compatibility of non-audit services with E&Y’s independence. The Audit Committee has also received the written disclosures and the letter from E&Y required by the standards of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In accordance with Audit Committee policy and the requirements of applicable law, all services to be provided by E&Y are pre-approved by the Audit Committee including audit services, audit-related services, tax services and other services.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Blackboard’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee.

AUDIT COMMITTEE

Frank R. Gatti, Chair
Thomas Kalinske
E. Rogers Novak, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Blackboard’s executive compensation program is designed to attract, retain, and motivate talented executives, align the interests of shareholders and executives, and ensure that executives maintain a focus on long-term goals. A significant portion of executive compensation is tied to the company’s financial results and the attainment of certain financial, operational and strategic objectives. During 2010, the company experienced significant growth, due primarily to several acquisitions that were completed over the course of the year. Blackboard also expanded or entered into significant strategic relationships with key customers and technology partners, expanding the scope and depth of its product and services offerings and creating a new long-term strategic outlook for the company.

Blackboard’s executive compensation program is set by the Compensation Committee of our Board of Directors, which is composed entirely of independent directors. The Compensation Committee, with the help of an independent compensation consultant, undertakes a thorough review of executive compensation at least once each year. In setting executive compensation, the Compensation Committee considers the pay practices of peer companies and short- and long-term company performance, including the company’s performance relative to our peer companies during a difficult global economic downturn. The Compensation Committee believes that the executive compensation program reflects a pay-for-performance philosophy that rewards innovation without encouraging unnecessary or excessive risks, and motivates executives to strive for strong financial performance and long-term increases in shareholder value. The Compensation Committee believes that providing compensation based on longer-term objectives provides appropriate incentives to ensure that Blackboard’s strategic and operational plans are designed to encourage long-term success in addition to meeting annual performance goals.

Executive Compensation Objectives

The objectives of Blackboard’s executive compensation program are to:

•	support Blackboard’s short- and long-term financial and strategic objectives by attracting, retaining and motivating the talented executives needed to attain such objectives;

•	align interests of executive officers and shareholders by tying a significant portion of realized compensation to changes in shareholder value;

•	motivate and reward executives for achieving and exceeding the financial goals of the company by having performance-based pay comprise a significant portion of total compensation;

•	provide differentiated pay based on relative contributions to company performance; and

•	maximize the financial efficiency of the overall program to the company from a tax, accounting and cash flow perspective.

Role of the Compensation Committee and Management in Executive Compensation

The Compensation Committee of our Board of Directors determines the total compensation of our chief executive officer (CEO) and other executive officers, as chosen by the Compensation Committee, and is responsible for:

•	the review, establishment and approval of our executive compensation and benefits strategy, programs, policies and practices;

•	determining the compensation structure for our chief executive officer, named executive officers and selected other executives; and

•	the administration of our equity-based incentive compensation plans.

Members of the Compensation Committee are appointed by our Board of Directors. During 2010, the composition of the Compensation Committee changed, with Dr. Raduchel leaving the Compensation Committee, Mr. Novak joining the Committee, and Mr. Cowan becoming its new chair. The Compensation Committee consists entirely of independent directors within the meaning of SEC and NASDAQ stock exchange listing rules and who are “non-employee directors” for purposes of the Internal Revenue Code and “outside directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. None of the members of the Compensation Committee have ever been employees of the company. The Compensation Committee chair regularly reports on Committee actions and recommendations at Board meetings. The Compensation Committee has a written charter that it follows in carrying out its responsibilities which is available on our website at http://investor.blackboard.com.

The Compensation Committee meets annually to review the performance of the company’s executives and to assess the executive compensation strategy for the coming year. As part of its annual review, which typically occurs at the end of each fiscal year, the Compensation Committee may decide to adjust one or more elements of an executive officer’s total compensation, and determines the amount of any adjustments to base salary, annual incentive opportunities and long-term incentives, the criteria for achieving annual and long-term incentives and the payout of incentive awards for prior periods based on the attainment of previously established objectives.

The Compensation Committee may consider changes to our executive compensation structure at other times during the year and has the discretion to adjust compensation outside of annual reviews, including performance measure targets, as it deems appropriate. On occasion, the Compensation Committee may grant equity incentives to executives at other times during the year.

As part of its executive compensation review each year, the Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information, stock ownership information, data relating to historical changes in our stock price, competitive market pay data, analyses of historical executive compensation levels and company-wide compensation levels, and the recommendations of the CEO and other members of the Board of Directors, as well as the Compensation Committee’s independent compensation consultant.

Role of Independent Compensation Consultant

The Compensation Committee has the authority to retain outside advisors to assist it in evaluating actual and proposed compensation for our executive officers. In connection with making its recommendations for executive compensation for 2010 and 2011, the Compensation Committee engaged Aon Hewitt, a division of Aon Corporation, as its independent compensation consultant to advise on executive compensation matters generally.

As described below under “Compensation Analysis — Competitive Benchmarking,” the Compensation Committee requests the independent compensation consultant to review and provide recommendations on the composition of a peer group of comparable companies in the enterprise software industry, and to provide benchmark pay data for executive officers, as well as provide advice on other compensation matters.

Role of Management

For executive officers other than the CEO, the Compensation Committee solicits and considers the performance evaluations and compensation recommendations of the CEO, including with respect to salary adjustments and the setting of annual bonus targets and long-term compensation awards. In the case of the CEO, the Compensation Committee evaluates his performance and determines whether to make any adjustments to his compensation.

The CEO meets periodically with the Compensation Committee to review compensation policies and specific levels of compensation paid to executive officers and other key personnel. During Compensation Committee meetings, management may present topical issues for discussion and education as well as specific recommendations for the Compensation Committee’s review. Our CEO and our chief legal officer attend a portion of regularly scheduled Compensation Committee meetings, excluding executive sessions, and provide input from management including legal, finance and human resources considerations. Decisions in the annual compensation review are made by the Compensation Committee in executive session in consultation with the independent consultant without management present.

Delegation of Authority

The Compensation Committee has delegated to the CEO the authority to periodically grant stock options and restricted stock to employees who are not executive officers or direct reports of the CEO. These long-term incentive grants are generally for new hires, promotions, or annual grants and are subject to a cap on the number of stock options and shares of restricted stock which may be granted to any one individual. Other grants issued pursuant to this delegation of authority are periodically reported to the Compensation Committee. The grant dates for such awards are determined by policy and are not discretionary.

Executive Compensation Program Summary

To help us achieve our executive compensation objectives, we strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for talent. The key components of compensation provided to our executive officers are:

•	annual base salaries;

•	annual cash incentive opportunity based on performance measured against specific measures;

•	long-term incentives;

•	employee benefits and perquisites; and

•	severance and change of control benefits.

Total compensation for executive officers is reviewed annually and may be considered at other times in the discretion of the Compensation Committee.

Components of Compensation by Percentage

While the Compensation Committee believes that it is important to pay competitive base salaries, it believes that the majority of executive compensation should take the form of variable pay. The two primary forms of variable pay are: (i) the annual incentive bonus which is dependent on company financial performance and/or individual performance; and (ii) equity incentive grants for which value is dependent on the company’s stock price performance. The tables below summarize the percentage of each compensation type that comprised each named executive officer’s target 2010 compensation and estimated target 2011 compensation.

2010 Target Compensation

	Base	Annual Incentive	Stock Option	Restricted Stock
	Salary	Bonus(1)	Grants(2)	Grants(3)

Michael L. Chasen	16%	16%	36%	32%
Matthew H. Small	21%	14%	34%	31%
Judy K. Verses(4)	19%	15%	35%	31%
Jonathan R. Walsh	34%	14%	30%	22%

2011 Target Compensation

	Base	Annual Incentive	Stock Option	Restricted Stock
	Salary	Bonus(1)	Grants(2)	Grants(3)

Michael L. Chasen	19%	19%	26%	36%
John E. Kinzer	24%	16%	25%	35%
Matthew H. Small	24%	16%	25%	35%
Raymond P. Henderson III	24%	16%	25%	35%
Jonathan R. Walsh	42%	17%	17%	24%

(1)	Assumes that the named executive officer achieves 100% of his or her target bonus for the year.

(2)	Based on the fair value of each grant estimated on the date of grant using the Black-Scholes option-pricing model, not the value ultimately realized by the named executive officer. Grants are subject to a four-year vesting period.

(3)	Based on the fair value of each grant using the company’s closing stock price on the date of grant, not the value ultimately realized by the named executive officer. Grants are subject to a four-year vesting period.

(4)	Ms. Verses resigned from her position as an executive officer effective December 31, 2010.

Factors Considered

In determining the amount and form of compensation elements, the Compensation Committee assesses both company performance factors and individual factors as they apply to each executive officer. The Compensation Committee believes that it is important to consider both company performance relative to the performance of comparable companies and each officer’s individual circumstances and contributions.

Company performance factors considered by the Compensation Committee have historically included widely available financial metrics that provide comparability across companies, such as:

•	revenue growth;

•	market capitalization and total stockholder return; and

•	non-GAAP earnings, excluding specified non-cash items.

Individual compensation factors considered by the Compensation Committee take into account each officer’s individual circumstances, and have typically included items such as:

•	the officer’s performance;

•	the officer’s compensation relative to the performance of the company and relative to the total equity outstanding;

•	the total compensation levels of comparable executive officers at peer group companies and in published survey sources;

•	scope and strategic impact of the executive officer’s responsibilities;

•	the experience of the individual;

•	the officer’s past compensation levels and those of the executive officers as a group;

•	internal pay equity of the compensation paid to one officer as compared to another;

•	the amount of base salary in the context of the individual’s total compensation and other benefits; and

•	for each executive officer other than the CEO, the evaluation and recommendation of the CEO.

The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors.

2010 and 2011 Considerations

In making compensation decisions for 2010, the Compensation Committee took into consideration that there had been no increase in compensation levels for executive officers and employees generally across the company between 2008 and 2009 due to the global economic slowdown, disruptions in financial markets, the need for the company to manage its expense levels in light of the slowdown, and the potential effect on the company’s financial performance. The Compensation Committee also considered current market conditions going into 2010; the company’s performance relative to its budget and relative to the companies in the selected peer group; that the company had generally exceeded its operating plan for 2009; and that over the past several years, the company’s financial performance had generally been in the top half or top quartile of the relevant financial metrics evaluated. Finally, the Committee observed with respect to total stockholder return in 2009 that due to stock market volatility, the company’s ranking varied anywhere between the top quartile and the bottom quartile depending on the measurement date. Overall, the company’s consistent financial performance over multiple years and during a difficult economic period was a significant factor in the Committee’s determination that it was appropriate to generally target 2010 total direct compensation to be in the top quartile of the peer group, with adjustments according to each executive’s individual circumstances. The Compensation Committee considered these factors in its review of executive compensation for 2011 in addition to the factors discussed below.

In its 2011 compensation review, the Compensation Committee considered the company’s positive financial performance across various metrics and its significant growth during 2010 due to several acquisitions completed during the year. The company’s 2010 results include an increase in revenue as well as greater scope and depth of product offerings due to acquisitions, and also reflect the expansion of relationships with key customers and strategic partners. The Compensation Committee also acknowledged that broader economic and market conditions had shown signs of improvement and considered the company’s strong performance relative to the companies in its peer group and across the industry generally.

Compensation Analysis

Competitive Benchmarking

The peer group companies referenced by the Compensation Committee primarily consist of software companies with revenues and market capitalizations comparable to Blackboard’s. The Compensation Committee, in consultation with its independent consultant, annually determines the peer group in order to maintain comparability with Blackboard. The review is designed to keep the peer group generally stable but also to reflect changes in (1) peer group companies’ revenue, market capitalization and/or status as independent publicly-traded companies and (2) Blackboard’s growth in revenue and market capitalization. The independent consultant to the Compensation Committee conducts this benchmarking analysis and provides the assessment to the Compensation Committee. The Compensation Committee often shares the analysis with management, and management also provides market data to the Compensation Committee that it believes to be relevant to the review.

In the fall of 2009, with the assistance of Aon Hewitt, the Compensation Committee reviewed and confirmed the composition of Blackboard’s peer group, which consisted of the following 20 companies for the purpose of benchmarking executive compensation for 2010:

Advent Software Inc.	Akamai Technologies Inc.
Allscripts Healthcare Solutions Inc.	Ansys Inc.
Blackbaud Inc.	Concur Technologies Inc.
DealerTrack Holdings Inc.	Digital River Inc.
Epicor Software Corporation	EPIQ Systems Inc.
Equinix Inc.	Informatica Corporation
Manhattan Associates Inc.	MicroStrategy Inc.
Skillsoft PLC	Tibco Software Inc.
Ultimate Software Group Inc.	United Online Inc.
WebMD Health Corporation	Websense Inc.

This group represented publicly-traded enterprise software companies with annual revenues generally in the range of $175 million to $790 million (median annual revenues of approximately $375 million), and market capitalizations generally in the range of $340 million to $3.6 billion (median market capitalization of approximately $970 million).

In the fall of 2010, following a review by the Compensation Committee and in consultation with Aon Hewitt, a determination was made to maintain the composition of the peer group for 2011 with the exception of Skillsoft PLC, which was removed because the company was taken private in 2010. The remaining 19 companies constituted the peer group for the 2011 compensation review, with reported annual revenues generally in the range of $200 million to $1 billion (median revenues of approximately $400 million), and with market capitalizations generally in the range of $420 million to $8 billion (median market capitalization of approximately $1 billion).

To supplement the peer group benchmarks, and for executive positions where the peer group data was insufficient to establish a benchmark, the Compensation Committee also obtained data from two proprietary sources for both the 2010 and 2011 analyses: a database maintained by Culpepper and Associates, Inc., a compensation advisory firm focused on high-tech companies, and a survey by Radford (a division of Aon Corporation), a human capital consulting firm. The Culpepper database consists of compensation data from over 750 companies. Blackboard management uses the Culpepper database to set compensation benchmarks for its U.S. employee population as a whole. In management’s analysis, benchmarks for the executive officers were established using the same methodology as is used for general employee salary benchmarking and consisted of data from companies in the Culpepper database with revenues comparable to Blackboard. The Radford Executive Survey provides additional market pay data for technology companies. The Compensation Committee considers the broader information provided by these sources as a secondary reference point.

While the supplemental published survey data is an important additional source of information for the benchmarking analysis, the Compensation Committee relies primarily on the publicly traded peer group data. The Compensation Committee is generally able to obtain financial performance information for our publicly traded peer group companies, which enables the Compensation Committee to consider the compensation levels of the peer group executive officers relative to the actual financial performance of their respective companies. As the Compensation Committee desires to align the compensation of Blackboard’s executives with the company’s financial performance, the Compensation Committee believes that publicly traded peer group data provides the most useful and relevant information on market levels for it to consider.

The Compensation Committee believes that there are inherent challenges in any effort to evaluate executive compensation in comparison to other companies. Benchmarking alone does not provide a definitive methodology for setting compensation levels. Compensation can include a mixture of annual, one-time, periodic, promotional and new-hire awards, and may vary with an executive’s tenure in the position, and thus compensation levels may not be directly comparable between or among companies. Equity awards are valued at different dates and may reflect very different conditions in the public equity markets. In setting the executive compensation for a coming fiscal year, the Compensation Committee relies on benchmarking data from the prior fiscal year and as a result must make a determination as to the impact of these timing differences, in consultation with its independent compensation consultant. The prior year benchmarking data is used in conjunction with assessments of performance and potential to appropriately compensate, motivate and reward executives and to support the Compensation Committee’s short- and long-term strategic objectives.

Company performance factors

The Compensation Committee has historically considered the changes in revenue, market capitalization and non-GAAP earnings for its comparisons as they are widely available metrics which provide the greatest level of comparability across companies, and can provide a consistent basis for comparison during periods of disruption in the financial markets and the global economy. In both the 2010 and 2011 reviews, the Compensation Committee assessed the company’s stock performance in the prior year compared to the stock performance of the other companies in its peer group and determined that Blackboard generally performed favorably compared to the peer group although due to market volatility, Blackboard’s stock performance varied depending on the measurement date.

The Compensation Committee believes that if Blackboard can outperform the peer group median in financial performance, the executive officers should receive compensation above the estimated median level of total compensation paid by the peer group companies to executive officers performing comparable functions. In addition, the Compensation Committee believes that the competition for senior executive talent in our industry and from other companies is significant, and that the cost to replace executive officers is substantial, thus reinforcing the importance of retaining our executive officers. Finally, as the perceived ultimate value of equity incentives can fluctuate significantly with changes in market conditions, the Compensation Committee believes that it is appropriate to ensure that the cash component of total compensation remains competitive.

During its 2010 compensation review, the Compensation Committee considered a number of factors, including its decision in the prior year to keep 2009 cash compensation generally consistent with 2008 levels due to the worldwide economic slowdown at the time, the overall market disruption and the potential effect on the company’s financial performance. The Compensation Committee also considered the fact that Blackboard’s financial performance for 2009 had been in the top half or top quartile of the relevant metrics in relation to the financial performance of comparable peer group companies, and that the company generally exceeded its operating plans for 2009. The Compensation Committee also took note of the fact that over the past years, Blackboard’s financial performance has generally been in the top half or top quartile of the relevant metrics. Finally, it noted that with respect to total shareholder returns in 2009, due to the volatility of the stock markets, Blackboard’s rank varied from the first quartile to the fourth quartile depending on the measurement date. Overall, Blackboard’s consistent financial performance both in past years and during a difficult macroeconomic period in recent years, and the importance of retaining the company’s executive team, were significant factors in the Compensation Committee’s decision to set 2010 executive compensation generally above the median in relation to comparable companies.

As part of its 2011 compensation review, the Compensation Committee took into account the company’s overall performance, including the completion of multiple strategic acquisitions during 2010 that added significantly to the company’s product offerings and total revenue growth. In addition, the company entered into strategic business relationships in 2010 with a number of key technology partners, creating valuable opportunities for long-term growth and expanded product integration capabilities. The Compensation Committee also acknowledged the importance of retaining a successful executive team in a competitive market in order to maintain focus on executing the company’s long-term strategy, effectively leverage future development and growth opportunities, and maximize shareholder value. After careful consideration of these factors, the Compensation Committee established a general objective of compensating our executive officers competitively in comparison with our peer group for 2011.

Individual compensation determinations

The following table presents the 2010 and 2011 annual base salaries approved for our named executive officers:

		Percentage		Percentage
	2010 Base	Increase	2011 Base	Increase
Executive Officer	Salary	Over 2009	Salary	Over 2010

Michael L. Chasen CEO & President	$575,000	4.5%	$625,000	9%
Michael J. Beach(1) Former CFO & Treasurer	$390,000	4%	—	—
John E. Kinzer(2) Chief Financial Officer	$340,000	—	$375,000	10%
Matthew H. Small CBO, CLO & Secretary	$390,000	4%	$410,000	5%
Raymond P. Henderson III CTO, President, Blackboard Learn	$350,000	—	$410,000	17%
Judy K. Verses CCO, President, Sales & Marketing	$350,000	7.7%	—	—
Jonathan R. Walsh VP Finance & Accounting	$225,000	15%	$239,500	6%

(1)	Mr. Beach resigned as Chief Financial Officer of the Company effective February 28, 2010.

(2)	Mr. Kinzer became the Chief Financial Officer of the Company effective March 1, 2010, and his annual base salary was increased to $340,000 at that time.

Cash Compensation

Cash compensation consists of an executive officer’s base salary and a target incentive opportunity. The Compensation Committee seeks to ensure that total target cash compensation is competitive for each executive officer. Base salary is generally set with reference to the market practice for comparable positions at the surveyed peer companies and the factors described above. The balance of total cash compensation is delivered through an annual incentive opportunity tied to company and/or individual goals. To ensure a strong link between executive pay and Blackboard’s performance, the annual target incentive will generally be a significant proportion of an executive officer’s total target cash compensation.

2010 Target Cash Compensation.  In reviewing the peer group benchmark data for the 2010 compensation review, the Compensation Committee established a general objective of compensating our executive officers competitively, with target total cash compensation generally near or above the median and below the 75th percentile in comparison with our peer group. Based on the company’s financial performance over multiple years, increased compensation benchmarks among the peer group companies, and taking into consideration the fact that no changes were made to compensation levels from 2008 to 2009, in February 2010 the Compensation Committee approved increases to the 2010 cash compensation of the company’s executive officers. Accordingly, Mr. Chasen, Mr. Beach and Mr. Small received increases in their base salary of 4% to 4.5% from their 2009 salary levels. Mr. Walsh’s base salary was increased by 15% due to the importance of his position as the company’s principal accounting officer and based on market data. In February 2009, Ms. Verses was designated an officer of the company by the Board of Directors. In July 2009, she was promoted to the role of chief client officer and president of sales and marketing. In its 2010 compensation review, the Compensation Committee considered the company’s performance as well as Ms. Verses’ expanded responsibility during 2009 and the fact that Ms. Verses’ cash compensation level was below the median for comparable positions within the peer group. As a result, the Compensation Committee increased Ms. Verses’ base salary by 7.7% to a level that was between the median and the 75th percentile of comparable positions in the peer group. In addition to the changes in base salary, the Compensation Committee increased the target incentive opportunity for Mr. Beach and Mr. Small from 50% to 65% of their respective salaries, as described below, in recognition of the importance of their roles and for Ms. Verses from 50% to 75% of her base salary, reflecting her ability to affect the company’s performance as Blackboard’s senior sales executive.

In February 2010, Mr. Henderson was designated an officer of the company by the Board of Directors. In July 2009, Mr. Henderson had been promoted to the role of president of Blackboard Learn. In this role, he assumed responsibility for product development, support, services and hosting for Blackboard Learn, including Blackboard and legacy ANGEL Learning products and services. The Board of Directors determined that Mr. Henderson’s areas of responsibility were critical to the company’s success and that his role merited designation as one of the company’s key executives. During the 2010 compensation review, the Compensation Committee increased Mr. Henderson’s salary to $350,000 and increased his target bonus opportunity to 65% of base salary.

CFO Transition.  Mr. Beach resigned from his position as CFO effective February 28, 2010, and the Board of Directors appointed Mr. Kinzer to the role of CFO effective March 1, 2010. In connection with Mr. Kinzer’s appointment, the Compensation Committee set his cash compensation at a level that was higher than his existing salary and target incentive opportunity but below the median of the market for chief financial officers among the peer group. Accordingly, Mr. Kinzer’s base salary was increased to $340,000 and his target incentive opportunity was increased to 65% of base salary.

2011 Target Cash Compensation.  In reviewing the peer group benchmark data for the 2010 compensation review, the Compensation Committee determined it was appropriate to set cash compensation for our executive officers generally above the median and below the 75th percentile in comparison with our peer group for total cash compensation. Based on the company’s growth and financial performance in 2010, the increased compensation benchmarks within the peer group, and the expanded responsibility undertaken by members of the executive team, in February 2011 the Compensation Committee approved increases to the 2011 cash compensation of the company’s executive officers. Accordingly, Messrs. Chasen, Small and Walsh received increases in their base salary ranging from 5% to 9% over their 2010 salary levels. Ms. Verses had resigned from her position as an executive officer effective December 31, 2010 and remained with the company for a transition period until February 28, 2011, but was not part of the Compensation Committee’s 2011 compensation review.

In February 2011, Mr. Henderson was appointed chief technology officer (CTO) of the company in addition to his continuing role as the president of our Blackboard Learn business unit. The Compensation Committee determined that it was appropriate to bring his compensation level closer in line with the company’s other senior executive officers in recognition of his increased role, and his base salary was increased by 17%. Mr. Henderson’s new role as CTO includes high-level responsibility for companywide technology and product development initiatives.

Mr. Kinzer assumed a number of additional responsibilities following his promotion to CFO in March 2010 and also took on a leadership role in key financial aspects of multiple strategic acquisitions completed during 2010. Accordingly, the Compensation Committee increased Mr. Kinzer’s base salary by 10% for 2011 to bring his cash compensation more in line with the market and closer to other executive officers’ pay levels.

Structure of Annual Incentive Bonus.  Blackboard’s annual incentive program is designed to motivate and reward executives for their contribution to the company’s performance. Target incentive levels are generally expressed as a percentage of an executive’s base salary. In 2010 and 2011, the Compensation Committee established that the target incentive bonus awards would be based on (1) company performance measures determined by the Compensation Committee and approved by the Board, and (2) for executive officers other than the CEO, certain individual performance goals determined by mutual agreement of the CEO and the executive officer. The Compensation Committee believes that it is appropriate for the CEO’s target incentive opportunity to be entirely dependent upon the achievement of company performance goals in order to reinforce his role in driving the company’s operating plan and strategy. In 2010, the company performance measures were total GAAP revenues (25%) and adjusted non-GAAP earnings excluding amortization of acquired intangibles, stock-based compensation expense, and certain defined non-cash items, such as non-cash interest expense, all net of taxes (75%). These company performance measures were utilized because the Compensation Committee believes that they are metrics which directly drive shareholder value and are viewed by our investors as key measures of our performance. The following table presents the 2010 and 2011 target incentive bonus levels approved for our named executive officers:

	Percentage of Base Salary		Performance Measure Weighting
	2010 Target	2011 Target	Company	Individual
Executive Officer	Incentive Bonus	Incentive Bonus	Performance	Goals

Michael L. Chasen CEO & President	100%	100%	100%	0%
Michael J. Beach(1) Former CFO & Treasurer	65%	—	75%	25%
John E. Kinzer(2) Chief Financial Officer	65%	65%	75%	25%
Matthew H. Small CBO, CLO & Secretary	65%	65%	75%	25%
Raymond P. Henderson III CTO, President, Blackboard Learn	65%	65%	25%	75%
Judy K. Verses CCO, President, Sales & Marketing	75%	—	50%	50%
Jonathan R. Walsh VP Finance & Accounting	40%	40%	0%	100%

(1)	Mr. Beach resigned as Chief Financial Officer of the Company effective February 28, 2010.

(2)	Mr. Kinzer became the Chief Financial Officer of the Company effective March 1, 2010.

Mr. Chasen’s target incentive is based 100% on company performance as noted above. Mr. Beach’s, Mr. Small’s and Mr. Kinzer’s target incentives were weighted 75% on company performance to align their incentives to overall performance and 25% on individual performance measures to reflect their contributions in their specific areas of responsibility. Ms. Verses’ target incentive was weighted equally between company performance and individual performance measures because her individual goals as Blackboard’s senior sales executive were closely linked with the company’s overall performance. Mr. Henderson’s target incentive is weighted 25% on company performance and 75% on individual performance to reflect the importance of his responsibilities in leading Blackboard Learn and overseeing key product development initiatives. The Compensation Committee utilizes the individual goals to ensure that the executive officers are focused on department- or function-specific objectives in addition to company objectives. The target incentive for Mr. Walsh, our principal accounting officer, was based entirely on individual performance goals because the Compensation Committee believes that Mr. Walsh’s performance should be measured on his compliance activities in that role rather than the financial performance of the company.

For 2011, the Compensation Committee approved an annual incentive program which is substantially similar in structure to the 2010 program. As in 2010, each officer’s target incentive is comprised of a company performance portion and an individual performance goal portion, except for Mr. Walsh whose target incentive is based entirely on the achievement of individual performance goals and Mr. Chasen whose target is based entirely on company performance goals. The 2011 company performance measures will be based on total non-GAAP revenues which includes deferred revenue of acquired entities that would have been recognized but for GAAP’s purchase accounting treatment requiring the elimination of this deferred revenue upon acquisition (25%) and a non-GAAP earnings metric of net income including the deferred revenue adjustment described above and excluding certain transition, integration and transaction-related expense items resulting from acquisitions, non-cash translation gains or losses, amortization or impairment of acquired intangibles, stock-based compensation, and non-cash interest expense, all net of taxes (75%). This non-GAAP earnings measure was chosen because it is a financial metric which is reported by the company publicly to investors and is a measure which directly drives long-term shareholder value.

Attainment of Company Performance Portion of Annual Incentive Plan.  The portion of each executive officer’s target incentive bonus attributable to the company performance can be awarded at between 0% and 200% of the target depending on our actual financial performance for the year as compared against the specified metrics, and attainment is calculated using a formula established by the Compensation Committee. The portion of each executive’s bonus related to company performance will be paid out at 100% of the target amount if we achieve the financial targets set forth in the budget approved by our Board of Directors for the respective year, which the Compensation Committee believes helps to ensure that management is aligned with the company’s operating plans. At the end of the fiscal year, the level of attainment of each of the two financial metrics that make up the company performance goals are determined and then each appropriately weighted to calculate a composite attainment percentage. The composite attainment percentage is then used to calculate the dollar amount payable to each officer for the company performance component of his or her annual incentive bonus. The company performance portion of each officer’s bonus can be paid out at above or below 100% of the target amount on a sliding scale if we achieve a level above or below our financial targets for the respective year. Adjustments for over- or under-performance in each measure are calculated according to the scale set forth in the following table, which was used for both 2010 and 2011 goals.

Attainment Level of Performance Measure	Bonus Payout

80% or below attainment	zero bonus contribution
120% or greater attainment	200% of target bonus
From 80% to 120% attainment	Straight line interpolation between 0% and 200% of target bonus

To earn the maximum payout of 200% of the target bonus, the company would need to over-perform in both the revenue and non-GAAP earnings metrics by at least 20% over the budgeted amounts. The Compensation Committee believes that it was very difficult to achieve the financial performance corresponding to a payout of 200% of the company performance bonus for 2010, and that the financial targets for 2011 have been set at a similar level of difficulty. The financial targets for 2010 were $442.5 million for total company GAAP revenues and $53.2 million for non-GAAP earnings, excluding stock-based compensation, amortization of acquired intangibles and non-cash interest expense, all net of taxes, after adjustments following the Saf-T-Net, Inc. acquisition in March 2010 and the acquisitions of Elluminate, Inc. and Wimba, Inc. in August 2010. The revenue metric was achieved at 101% and the non-GAAP earnings metric was achieved at 104.5%, resulting in a weighted total company performance attainment level of 103.6%. Therefore, the company performance component of each executive officer’s target bonus for 2010 was paid out in the first quarter of 2011 at 118% of the target bonus amount for 2010 for that component. In 2011, the company performance targets are $540.0 million in total non-GAAP revenue, which includes deferred revenue of acquired entities that would have been recognized but for GAAP’s purchase accounting treatment requiring the elimination of this deferred revenue upon acquisition, and $65.8 million in non-GAAP earnings, including the deferred revenue adjustment described above and excluding certain transition, integration and transaction-related expense items resulting from acquisitions, non-cash translation gains or losses, amortization or impairment of acquired intangibles, stock-based compensation, and non-cash interest expense, all net of taxes, each of which are based on the company’s 2011 budget and remain subject to adjustments as may be determined by the Compensation Committee in its discretion.

Long-Term Incentives.

The Compensation Committee believes that equity participation by the executive officers aligns the interests of executive officers with those of our stockholders by directly linking compensation and stockholder value, gives executive officers a significant, long-term interest in Blackboard’s success and helps retain key executives in a competitive market for executive talent. The Compensation Committee also awards equity because it believes that if our executive officers hold equity with significant value to them, they will have a greater incentive to act to maximize long-term stockholder value. The Compensation Committee reviews the long-term equity incentive program from time to time and makes adjustments as it deems appropriate taking into account corporate and market trends and overall economic conditions, tax and accounting considerations and company compensation objectives. As with cash incentive opportunities, in determining the equity opportunity for each executive, the Compensation Committee believes that the long-term incentive opportunities should make up a larger portion of the executive’s target total compensation as the officer’s level of responsibility increases. Long-term incentive compensation for executive officers in 2010 and 2011 consisted of grants of stock options and restricted stock.

Long-Term Incentive Grant Practices.  Each stock option represents the right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement and Blackboard’s Amended and Restated 2004 Stock Incentive Plan, or 2004 Plan. The 2004 Plan also permits the grant of shares of restricted stock. We have a policy of granting stock options and restricted stock only on established grant dates and consequently, grants are made effective on the next scheduled grant date. Currently, we make equity grants on the first trading day on or after the 15th of each calendar month. Annual equity grants to executive officers are made on the first trading day on or after February 15th of each year. The exercise price of the stock options we grant is equal to the closing price of the company’s common stock on the date of grant. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of Blackboard stock which benefits all of our stockholders.

When establishing equity grant levels, the Compensation Committee generally considers (i) the executive’s experience and level of current and potential job responsibility, (ii) the equity grants awarded by the peer group companies to executives in similar positions; (iii) the importance of long-term retention of the executive; (iv) the CEO’s recommendations, except with respect to his own equity grants; (v) the retention value in existing long-term equity for that executive; (vi) the total compensation paid to that executive; and (vii) the company’s burn rate and shareholder dilution.

Long-Term Incentive Mix.  Beginning in 2008, the Compensation Committee granted a portion of the executive officers’ long-term equity incentives in restricted stock. Previously, the Compensation Committee had granted only stock options. The shift toward granting restricted stock was made due to a variety of considerations. In volatile market conditions, restricted stock was seen as an effective retention tool that also aligns the interests of the executives with the interests of the company’s shareholders and makes them more sensitive to stock price declines. The use of restricted stock reduces the impact of share dilution due to the fact that it requires fewer shares than otherwise would be required if stock options of equivalent value were granted. In the past, the Compensation Committee has also selectively granted long-term equity incentives in the form of restricted stock units, or RSUs, which represent the right to receive shares of our common stock, but do not include certain characteristics of restricted stock such as voting rights or the right to receive dividends. In determining the mix of equity incentive awards, the Compensation Committee generally considers available market data, the mix of awards granted by our peer group companies, the number of shares available in our plan reserve, each executive’s existing equity holdings, the fair market value of our common stock at the time of the compensation review, the market environment, legal and tax considerations, and other factors as it deems appropriate.

In 2010, the Compensation Committee granted stock options and restricted stock, with the mix of the total equity incentive awards consisting of approximately 50% of the value in stock options, based on the grant date fair value of the option, and approximately 50% of the value in restricted stock, based on the closing price of our common stock on the date of grant, in order to rebalance the executives’ overall holdings following an emphasis on restricted stock in the 2009 grants that had been primarily the result of market conditions and the volatility of the stock market. In 2011, the Compensation Committee granted a mix of stock options and restricted stock with approximately 40% of the value of the grant in stock options and approximately 60% of the value of the grant in restricted stock. The Compensation Committee will continue to evaluate the appropriate mix between stock options and other equity grants based on the market environment and legal and tax considerations and other factors as it deems appropriate.

2010 Long-Term Incentive Grants

In February 2010, the Compensation Committee approved grants of stock options and restricted stock for Mr. Chasen, Mr. Small, Ms. Verses, Mr. Henderson and Mr. Walsh as follows. The Compensation Committee also approved grants of stock options and restricted stock for Mr. Kinzer in February 2010 in connection with his appointment as CFO effective March 1, 2010.

	Stock Options	Restricted Stock
	Granted in	Granted in
Executive Officer	February 2010	February 2010

Michael L. Chasen	80,000	30,000
John E. Kinzer	35,000	12,500
Matthew H. Small	40,000	15,000
Judy K. Verses	40,000	15,000
Raymond P. Henderson III	40,000	15,000
Jonathan R. Walsh	12,500	3,800

In determining the 2010 equity grant levels, the Compensation Committee considered the level of grants made by the 2010 peer group companies in 2009, as well as Blackboard’s performance, the need for executive retention, and the value of the executive officers’ existing equity holdings and compensation arrangements. The Compensation Committee recognizes that the value of long-term equity incentives is often the most volatile component of an executive’s total compensation package, due to fluctuations in the company’s stock price, and that the value of our executives’ long-term incentive grants relative to the value of grants made by our peer group may vary significantly from year to year.

The stock options granted to executive officers in February 2010 vest over a four-year period with 25% vesting on the first anniversary and 75% vesting in equal monthly installments over the following three years. The restricted stock awards to executive officers in February 2010 vest 25% on each of the first four anniversaries of the vesting commencement date.

December 2010 Grant

In December 2010, the Compensation Committee approved a grant of 60,125 shares of restricted stock for Mr. Small, our Chief Business Officer in recognition of his performance in leading several highly successful business development initiatives for the company in 2010. The restricted stock award vests 25% on each of the first four anniversaries of the vesting commencement date. The Compensation Committee believed it was in the company’s best interests to provide this year-end award to Mr. Small in the form of a restricted stock grant to support the Compensation Committee’s goals of rewarding performance while simultaneously creating long-term incentives aligned with the interests of the company’s shareholders.

2011 Long-Term Incentive Grants

In February 2011, the Compensation Committee approved grants of stock options and restricted stock for Mr. Chasen, Mr. Kinzer, Mr. Small, Mr. Henderson, and Mr. Walsh as follows.

	Stock Options	Restricted Stock
	Granted in	Granted in
Executive Officer	February 2011	February 2011

Michael L. Chasen	59,660	33,970
John E. Kinzer	27,120	15,440
Matthew H. Small	29,830	16,980
Raymond P. Henderson, III	29,830	16,980
Jonathan R. Walsh	6,780	3,860

In determining the 2011 annual equity grant levels, the Compensation Committee considered the level, type and mix of equity award grants made by the 2011 peer group companies in 2010, as well as Blackboard’s performance, the need for executive retention, and the value of the executive officers’ existing equity holdings and compensation arrangements. In addition, the Compensation Committee considered its recent adoption of an equity holding policy for certain members of senior management as described below. The stock options and restricted stock awards granted in February 2011 have the same vesting schedules as the stock option grants and restricted stock awards made in February 2010.

Stock Ownership and Trading Policy

In February 2011, the Compensation Committee adopted stock ownership guidelines for certain executive officers in order to promote alignment of the executive officers’ interests with shareholder interests and create an additional long-term incentive to improve the company’s financial performance. The equity ownership policy states that our CEO, CFO and CBO shall be required, within five years of the implementation of the policy, to maintain certain minimum equity ownership levels in our common stock, including vested and unvested equity holdings. In the event that a new CEO, CFO or CBO is hired or appointed, that individual would have five years from his or her date of employment or appointment to achieve compliance with the equity ownership policy.

Position	Holding Requirement	Timeframe

CEO	4x annual base salary	5 years from implementation of policy or date of hire or appointment to position
CFO, CBO	2x annual base salary

Compliance with the equity ownership policy will be reviewed annually by the Compensation Committee. At this time, the Compensation Committee has not adopted specific ownership requirements or guidelines for our Board of Directors. Our Board of Directors has adopted an insider trading policy which prohibits executive officers and directors from short sales of our stock and from transactions in put or call options in our securities for speculative purposes.

Employee Benefits and Perquisites.

In addition to the cash and equity components of our compensation packages described above, we provide our executive officers with certain personal benefits and perquisites, which have been reviewed and approved by the Compensation Committee. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that they are an important factor in attracting and retaining talented executives. During 2010, the company provided supplemental long-term disability insurance premiums for our executive officers, as well as reimbursement of up to $6,000 for health and fitness expenses such as gym memberships, and reimbursement of cell phone usage and equipment costs, and expects to provide similar benefits during 2011. The Compensation Committee believes these benefits help to recruit and retain key talent at a minimal cost to the company.

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and basic life insurance. The executive officers may also participate in our 401(k) plan under the same rules that apply to other U.S. employees. The Board of Directors approved matching contributions to the 401(k)

plan for 2010 and 2011 as part of its annual budget review process for both years. Participants in our 401(k) plan are eligible for a matching contribution from us of 33% of the participant’s contributions, up to a total of 6% of the participant’s pay. These benefits are intended to be competitive with benefits offered by comparable companies.

Executive Severance and Change-in-Control Agreements

We have change-in-control provisions in our 2004 Plan and these provisions apply equally to all participants, including our executive officers. The change-in-control provisions were adopted to ensure that in the event we are considering a change-in-control transaction, the transaction is neutral to the employees’ economic interests as the employees would likely not be in a position to influence performance and may not be in a position to vest in their equity awards following a change-in-control. The 2004 Plan provides that the vesting of outstanding stock option grants and restricted stock grants to employees will be accelerated by one year in the event of a change-in-control, unless other provision is made by our Board of Directors. A small portion of grants remain outstanding under our 1998 Amended and Restated Stock Incentive Plan, which does not provide for automatic acceleration of vesting in the event of a change-in-control. In addition, certain of our executive officers’ and other key employees’ stock option agreements and restricted stock agreements provide for full acceleration of vesting subsequent to a change-in-control in the event that such person is terminated or constructively terminated during the first year following the change-in-control. Mr. Chasen’s 2009 RSU grant also provides for full acceleration upon a change-in-control.

We have entered into employment agreements with some of our named executive officers under which they are eligible to receive severance benefits and acceleration of vesting of their equity awards in the event of termination of their employment with us in certain situations and, in some cases, upon a change in control of our company. These agreements reflect the negotiations between the company and each of our executives, and generally provide for severance of one year salary or less, certain bonus amounts and certain other benefits such as payment of health insurance premiums. The Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives.

The stock option agreements and restricted stock agreements approved by the Compensation Committee for our executive officers provide for 12 months’ acceleration of vesting in the event of a change-in-control. In addition, our executive officers are entitled to: (1) full acceleration of vesting in the event that they are terminated or constructively terminated within 12 months of a change-in-control; and (2) 12 months’ acceleration of vesting if, other than in connection with a change-in-control, their employment is terminated without cause or due to death or disability. The Committee also believes that change-in-control and severance benefits, if structured properly, can minimize the distractions to an executive and reduce the risk that an executive officer may depart the company before a change-in-control transaction is consummated. We believe that our existing arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worrying about how business decisions that may be in the best interests of the company will impact their own financial security. For more information, please read the section “Potential Payments Upon Termination or Change-In-Control” below.

Tax Considerations

Section 162(m)

Section 162(m) of the Internal Revenue Code, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1 million paid in any taxable year to the CEO and certain other highly compensated officers. Certain compensation, including qualified performance-based compensation, as defined in the Code, will not be subject to the deduction limit if certain requirements are met. In general, Blackboard structures and administers its equity grants in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to all awards granted under Blackboard’s stock incentive plans will be treated as qualified performance-based compensation under Section 162(m). For example, because the vesting of the shares of restricted stock is not subject to the achievement of specified performance objectives, our current restricted stock awards do not qualify as performance-based compensation; accordingly, the compensation expense related to such awards to our named executive officers count toward the $1 million annual limit on deductibility. In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation

Committee believes such payments are appropriate and in the best interests of Blackboard and its stockholders, after taking into consideration company performance and business conditions.

Section 409A

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with that section, the executive would be subject to adverse tax treatment, including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture and a 20% penalty tax. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Tax Gross-up

In the event of a change in control, we have agreed to reimburse Mr. Chasen for the sum of (i) the excess, if any, of actual excise taxes imposed under Section 280G and Section 4999 of the Code over any such excise taxes he would have owed had his RSUs vested ratably on a monthly basis until June 30, 2013, and (ii) any federal and state income, employment, excise and other taxes payable by him as a result of any reimbursements for Section 280G and Section 4999 excise taxes, up to a maximum reimbursement amount of one million dollars. If a change in control had occurred on December 31, 2010, Mr. Chasen would not have been entitled to the reimbursement of any taxes imposed upon or payable by him. In May 2010, the Compensation Committee, in recognition of evolving best practices, adopted a policy that it will no longer enter into any future compensation arrangements with executive officers that would provide for an excise tax gross-up.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the members of the Compensation Committee included Dr. Raduchel, Mr. Cowan, Ms. Kaplan, and Mr. Novak, none of whom is a current or former officer or employee of Blackboard and none of whom had a direct or indirect material interest in any related person transaction involving Blackboard. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted by the Compensation Committee.

THE COMPENSATION COMMITTEE

Joseph L. Cowan, Chair
E. Rogers Novak, Jr.
Beth Kaplan

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation for the years ended December 31, 2010, 2009, and 2008 that we paid to those employees who were at any point during the year ending December 31, 2010 our principal executive officer or principal financial officer, the next three most highly compensated executive officers who were serving in such capacities as of December 31, 2010, and one former executive officer whose status as an executive officer ceased on December 31, 2010. We refer to these seven individuals in this proxy statement as our named executive officers.

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan
	Fiscal		Awards	Awards	Compensation	All Other
Name and Principal Positions(s)	Year	Salary ($)	($)(1)	($)(1)	($)(2)	Compensation ($)		Total ($)

Michael L. Chasen	2010	572,917	1,131,300	1,239,576	679,500	18,828	(3)	3,642,121
Chief executive officer,	2009	550,000	6,113,600	621,725	1,117,932	12,038	(3)	8,415,295
president and director	2008	545,833	575,000	1,110,160	663,039	14,911	(3)	2,908,943
Michael J. Beach	2010	176,250	—	—	—	11,720	(4)	187,790
Former chief financial	2009	375,000	1,770,160	310,863	229,525	8,107	(5)	2,693,655
officer and treasurer	2008	370,833	287,500	499,572	166,544	7,221	(5)	1,331,670
John E. Kinzer(8)	2010	330,000	488,500	560,889	251,123	16,741	(6)	1,647,253
Chief financial officer
Matthew H. Small	2010	388,750	3,065,648	619,788	288,053	19,855	(3)	4,382,094
Chief business officer, chief	2009	375,000	1,770,160	310,863	229,525	10,480	(3)	2,696,028
legal officer and secretary	2008	370,833	287,500	499,572	166,544	17,372	(3)	1,341,821
Raymond P. Henderson III(8)	2010	345,000	565,650	619,788	231,713	16,036	(7)	1,778,186
Chief technology officer; president, Blackboard Learn
Judy K. Verses(9)	2010	347,917	565,650	619,788	250,301	20,429	(6)	1,804,085
Former chief client officer,	2009	325,000	1,770,160	310,863	156,830	17,018	(6)	2,579,871
president, sales & marketing
Jonathan R. Walsh	2010	222,500	143,298	193,684	90,000	6,839	(5)	656,321
VP Finance and Accounting	2009	195,000	219,000	93,259	78,000	7,844	(5)	593,103
	2008	193,500	143,750	166,524	78,000	6,573	(5)	588,347

(1)	Represents the full grant date fair value of each option award or restricted stock award, calculated in accordance with Accounting Standards Codification (ASC) Topic 718, excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing option and stock awards reported in this column are discussed in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, under the heading “Significant Accounting Policies” and subheadings “Stock Options” and “Restricted Stock and Restricted Stock Units.” The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on the future stock price and the named executive officer’s continued employment. Additional information on all outstanding option and stock awards is reflected in the 2010 Outstanding Equity Awards at Fiscal Year-End table.

(2)	All amounts are reported in the year earned, regardless of when they are paid.

(3)	Consists of supplemental long-term disability insurance premiums, 401(k) matching contributions paid by us for the benefit of the named executive officer and reimbursement of travel expenses of the named executive officer’s spouse to a company event. None of the individual items exceeds $10,000.

(4)	Consists of supplemental long-term disability insurance premiums and health benefits paid by us for the benefit of the named executive officer; neither of the individual items exceeds $10,000. Also includes a payment of $10,906 for accrued vacation paid to the named executive officer upon termination of his employment with us.

(5)	Consists of supplemental long-term disability insurance premiums, health benefits and 401(k) matching contributions paid by us for the benefit of the named executive officer. None of the individual items exceeds $10,000.

(6)	Consists of supplemental long-term disability insurance premiums, 401(k) matching contributions paid by us for the benefit of the named executive officer, health benefits, and reimbursement of travel expenses of the named executive officer’s spouse to a company event. None of the individual items exceeds $10,000.

(7)	Consists of 401(k) matching contributions paid by us for the benefit of the named executive officer and reimbursement of travel expenses of the named executive officer’s spouse to a company event. None of the individual items exceeds $10,000.

(8)	Because Mr. Henderson and Mr. Kinzer were not executive officers of the company in 2008 and 2009, SEC rules do not require their compensation for those years to be disclosed in this table.

(9)	Ms. Verses became an employee of the company in 2008 and was designated by the Board of Directors as an executive officer in 2009. Because she was not an executive officer in 2008, SEC rules do not require her compensation for that year to be disclosed in this table. Ms. Verses resigned from her position as an executive officer effective December 31, 2010.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of stock options during the fiscal year ended December 31, 2010 to each of the named executive officers.

							All Other		All Other
							Stock		Option
							Awards:		Awards:	Exercise or	Grant Date
				Estimated Future Payouts Under			Number of		Number of	Base Price	Fair Value
	Type			Non-Equity Incentive Plan Awards			Shares of		Securities	of Option	of Stock and
	of	Grant	Approval	Threshold	Target	Maximum	Stocks or		Under-lying	Awards	Option
Name	Grant*	Date	Date	($)	($)	($)	Units (#)		Options (#)	($/Sh)(1)	Awards ($)(2)

Michael L. Chasen	AIB				625,000	1,250,000
	SO	2/15/2010	2/2/2010						80,000 (3)	37.71	1,239,576
	RS	2/15/2010	2/2/2010				30,000	(4)			1,131,300
Michael J. Beach	AIB
	SO
	RS
John E. Kinzer	AIB				243,750	426,563
	SO	2/26/2010	2/26/2010						35,000 (3)	39.08	560,889
	RS	2/26/2010	2/26/2010				12,500	(4)			488,500
Matthew H. Small	AIB				266,500	466,375
	SO	2/15/2010	2/2/2010						40,000 (3)	37.71	619,788
	RS	2/15/2010	2/2/2010				15,000	(4)			565,650
	RS	12/15/2010	12/15/2010				60,125	(4)			2,499,998
Raymond P. Henderson III	AIB				266,500	333,125
	SO	2/15/2010	2/2/2010						40,000 (3)	37.71	619,788
	RS	2/15/2010	2/2/2010				15,000	(4)			565,650
Judy K. Verses	AIB				262,500	459,375
	SO	2/15/2010	2/2/2010						40,000 (3)	37.71	619,788
	RS	2/15/2010	2/2/2010				15,000	(4)			565,650
Jonathan R. Walsh	AIB				95,800	95,800
	SO	2/15/2010	2/2/2010						12,500 (3)	37.71	193,684
	RS	2/15/2010	2/2/2010				3,800	(4)			143,298

*	Type of grant: AIB (annual incentive bonus); SO (stock option); RS (restricted stock)

(1)	The stock options shown in this table were granted at an exercise price equal to the fair market value of our common stock on the date of grant as determined using the closing price of the common stock on that date.

(2)	Represents the full grant date fair value of each stock option award or restricted stock award, calculated in accordance with ASC Topic 718, excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing option and stock awards reported in this column are discussed in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, under the heading “Significant Accounting Policies” and subheadings “Stock Options” and “Restricted Stock and Restricted Stock Units”.

(3)	The options have a term of eight years from the date of grant and become exercisable over four years with 25% vesting on the first anniversary of the applicable vesting commencement date and then in 36 equal monthly installments thereafter, subject in each case to the executive’s continued service with us as of such date.

(4)	The restricted stock vests 25% on each of the first four anniversaries of the applicable vesting commencement date, subject in each case to the executive’s continued service with us as of such date.

Employment Agreements

Mr. Chasen, Blackboard’s chief executive officer and president, serves pursuant to the terms of an employment agreement dated September 25, 2009. The initial term of Mr. Chasen’s agreement began on September 25, 2009 and continues until June 30, 2013. Upon expiration of the initial term, the agreement automatically extends until terminated in accordance with its terms. Under the agreement, Mr. Chasen’s base salary is subject to periodic review and adjustment by the Compensation Committee of the Board of Directors. He also participates in our annual cash incentive bonus plan as described above under “Compensation Discussion and Analysis — Compensation Analysis.” If we terminate Mr. Chasen’s employment without cause (as defined in the agreement), or Mr. Chasen terminates his employment with good reason (as defined in the agreement), then we would be required to pay him a lump-sum amount equal to $999,999 less applicable taxes and withholdings within 30 days following the effective date of termination and additional payments of $999,999 less applicable taxes and withholdings on each of the next two succeeding anniversaries of the date of his termination. During his employment with us and for three years following the termination of his employment, Mr. Chasen will be subject to certain non-solicitation and non-competition restrictions.

Mr. Beach, our former chief financial officer and treasurer, served as an executive officer until February 28, 2010 and continued to serve the company for a transition period through July 31, 2010 pursuant to the terms of an employment agreement dated September 1, 2006. Mr. Beach’s agreement was amended as of October 23, 2008 in order to comply with the terms of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. The initial term of the agreement was one year and it automatically renewed for successive one-year periods until Mr. Beach provided us notice of his resignation. If, prior to his resignation, we had terminated Mr. Beach’s employment without cause (as defined in the agreement), or Mr. Beach had terminated his employment with good reason (as defined in the agreement), then we would have been required to pay to Mr. Beach his then-current annual base salary for 12 months and pay for up to 12 months’ COBRA premiums. Mr. Beach remains subject to certain non-solicitation and non-competition restrictions for one year following the termination of his employment.

Mr. Kinzer, our chief financial officer and treasurer, serves pursuant to the terms of an employment agreement dated August 9, 2010. The initial term of the agreement is one year, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Kinzer provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Kinzer’s annual base salary is subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on performance targets set by our Board of Directors. He also participates in our annual cash incentive bonus plan as described above under “Compensation Discussion and Analysis — Compensation Analysis.” If we terminate Mr. Kinzer’s employment without cause (as defined in the agreement), or Mr. Kinzer terminates his employment with good reason (as defined in the agreement), then we would be required to pay to Mr. Kinzer his then-current annual base salary for 12 months and pay for up to 12 months’ COBRA premiums, plus he would be entitled to any earned bonus for a completed calendar year if Mr. Kinzer is terminated without cause or terminates his employment for good reason after the end of a calendar year but prior to receiving his earned bonus for such completed calendar year.

Mr. Small, our chief business officer, chief legal officer and secretary, serves pursuant to the terms of an employment agreement dated January 26, 2004. Mr. Small’s agreement was amended as of October 18, 2008 in order to comply with the terms of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. The initial term of the agreement was two years, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Small provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Small’s annual base salary is subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on performance targets set by our Board of Directors. He also participates in our annual cash incentive bonus plan as described above under “Compensation Discussion and Analysis — Compensation Analysis.” If we terminate Mr. Small’s employment without cause (as defined in the agreement), he terminates his employment for good reason (as defined in the agreement) or his employment agreement is not renewed, then Mr. Small would be entitled to a cash payment equal to one year of his annual base salary, plus any earned bonus through the end of the then-current quarter, expense reimbursements and fringe benefits, in a lump sum or in accordance with normal payroll practices, at our election. He would be further entitled, at our cost, to continue to participate in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements, other than bonus plans or stock option plans, for a period of 12 months.

Ms. Verses, our former chief client officer and president of sales and marketing, served as an executive officer until December 31, 2010 and continued to serve the company for a transition period through February 28, 2011 pursuant to the terms of an employment agreement dated July 2, 2008. Ms. Verses’ agreement was amended as of November 18, 2008 in order to comply with the terms of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and was further amended as of December 7, 2010. The initial term of Ms. Verses’ agreement was one year and the agreement automatically renewed for successive one-year periods until Ms. Verses provided us notice of her resignation. Under the agreement, Ms. Verses’ annual base salary was subject to periodic review and adjustment. She also participated in our annual cash incentive bonus plan as described above under “Compensation Discussion and Analysis — Compensation Analysis.” Under the terms of the December 7, 2010 amendment, we are required to pay Ms. Verses her current annual base salary for four months following the termination of her employment and up to four months of COBRA premiums. Ms. Verses remains subject to certain non-solicitation and non-competition restrictions for one year following the termination of her employment.

Mr. Walsh, our vice president of finance and accounting, serves pursuant to the terms of an employment agreement dated June 8, 2010. The initial term of the agreement is one year, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Walsh provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Walsh’s annual base salary is subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on performance targets set by our Board of Directors. He also participates in our annual cash incentive bonus plan as described above under “Compensation Discussion and Analysis — Compensation Analysis.” If we terminate Mr. Walsh’s employment without cause (as defined in the agreement), or Mr. Walsh terminates his employment with good reason (as defined in the agreement), then we would be required to pay to Mr. Walsh his then-current annual base salary for six months and pay for up to six months’ COBRA premiums, plus he would be entitled to any earned bonus for a completed calendar year if Mr. Walsh is terminated without cause or terminates his employment for good reason after the end of a calendar year but prior to receiving his earned bonus for such completed calendar year.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
								Market
	Number of	Number of						Value of
	Securities	Securities				Number of		Shares or
	Underlying	Underlying				Shares or		Units of
	Unexercised	Unexercised			Option	Units of Stock		Stock That
	Options (#)	Options (#)		Option Exercise	Expiration	That Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Michael L. Chasen	90,095	—		27.96	3/15/2014
	91,666	108,334	(1)	27.96	3/15/2014
	166,458	3,542	(2)	32.65	2/15/2015
	72,917	27,083	(3)	28.75	2/15/2016
	23,958	26,042	(5)	29.20	2/17/2017
	—	80,000	(12)	37.71	2/15/2018
						14,000	(7)	578,200
						37,500	(9)	1,548,750
						120,000	(10)	4,956,000
						30,000	(13)	1,239,000
Michael J. Beach	834	—		32.65	7/31/2011
	938	—		28.75	7/31/2011
	521	—		29.20	7/31/2011
John E. Kinzer	10,000	—		28.41	4/3/2014
	13,750	1,250	(19)	33.09	4/2/2015
	1,666	334	(4)	40.14	8/15/2015
	8,125	1,875	(20)	41.34	9/17/2015
	20,000	10,000	(21)	33.89	4/1/2016
	3,437	4,063	(5)	29.20	2/17/2017
	885	1,615	(22)	30.79	7/15/2017
	—	35,000	(12)	39.08	2/26/2018
						5,625	(23)	232,313
						12,500	(13)	516,250
Matthew H. Small	2,917	37,917	(1)	27.96	3/15/2014
	3,750	1,875	(2)	32.65	2/15/2015
	10,314	12,188	(3)	28.75	2/15/2016
	1,043	13,021	(5)	29.20	2/17/2017
	—	40,000	(12)	37.71	2/15/2018
						7,000	(7)	289,100
						18,750	(9)	774,375
						24,000	(11)	991,200
						15,000	(13)	619,500
						60,125	(14)	2,483,163
Raymond P. Henderson III	7,500	12,500	(15)	28.85	6/15/2017
	—	40,000	(12)	37.71	2/15/2018
						9,375	(16)	387,188
						8,500	(17)	351,050
						36,000	(18)	1,486,800
						15,000	(13)	619,500

	Option Awards					Stock Awards
								Market
	Number of	Number of						Value of
	Securities	Securities				Number of		Shares or
	Underlying	Underlying				Shares or		Units of
	Unexercised	Unexercised			Option	Units of Stock		Stock That
	Options (#)	Options (#)		Option Exercise	Expiration	That Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Judy K. Verses	30,208	19,792	(6)	35.73	2/29/2012
	11,979	13,021	(5)	29.20	2/29/2012
						3,500	(8)	144,550
						18,750	(9)	774,375
						24,000	(11)	991,200
						15,000	(13)	619,500
Jonathan R. Walsh	3,500	—		28.41	4/3/2014
	3,579	—		23.63	6/15/2014
	15,000	—		26.84	9/15/2014
	14,687	—		32.65	2/15/2015
	1,666	334	(4)	40.14	8/15/2015
	10,937	4,063	(3)	28.75	2/15/2016
	3,593	3,907	(5)	29.20	2/17/2017
	—	12,500	(12)	37.71	2/15/2018
						3,500	(7)	144,550
						5,625	(9)	232,313
						3,800	(13)	156,940

(1)	Original option grant vested 25% on 2/01/2010 and the remainder in 36 equal monthly installments thereafter.

(2)	Original option grant vested 25% on 1/01/2008 and the remainder in 36 equal monthly installments thereafter.

(3)	Original option grant vests on a monthly basis over 48 months commencing as of 1/1/2008.

(4)	Original option grant vested 25% on 8/15/2008 and the remainder in 36 equal monthly installments thereafter.

(5)	Original option grant vested 25% on 1/01/2010 and the remainder in 36 equal monthly installments thereafter.

(6)	Original option grant vested 25% on 7/07/2009 and the remainder in 36 equal monthly installments thereafter.

(7)	The restricted stock vests 30% on the second anniversary of the vesting commencement date of 1/1/2008, an additional 30% on the third anniversary, and 40% on the fourth anniversary, subject in each case to the executive’s continued service with us as of such date.

(8)	The restricted stock vests 30% on the second anniversary of the vesting commencement date of 7/7/2008, an additional 30% on the third anniversary, and 40% on the fourth anniversary, subject in each case to the executive’s continued service with us as of such date.

(9)	The restricted stock vests 25% on each of the first four anniversaries of the vesting commencement date of 1/1/2009, subject in each case to the executive’s continued service with us as of such date.

(10)	The restricted stock units vest on June 30, 2013, subject to the restricted stock unit agreement between the executive and us. The executive has elected to receive half of any vested but undelivered shares on December 31, 2015; the other half of the vested shares will be delivered upon his separation from service or as otherwise provided in the restricted stock unit agreement.

(11)	The restricted stock vests 25% on the second anniversary of the vesting commencement date of 1/1/2010, an additional 33.33% on the third anniversary, and 41.67% on the fourth anniversary, subject in each case to the executive’s continued service with us as of such date.

(12)	Original option grant vests 25% on 1/01/2011 and the remainder in 36 equal monthly installments thereafter.

(13)	The restricted stock vests 25% on each of the first four anniversaries of the vesting commencement date of 1/1/2010, subject in each case to the executive’s continued service with us as of such date.

(14)	The restricted stock vests 25% on each of the first four anniversaries of the vesting commencement date of 12/15/2010, subject in each case to the executive’s continued service with us as of such date.

(15)	Original option grant vested 25% on 6/15/2010 and the remainder in 36 equal monthly installments thereafter.

(16)	The restricted stock vests 25% on each of the first four anniversaries of the vesting commencement date of 6/15/2009, subject in each case to the executive’s continued service with us as of such date.

(17)	The restricted stock vests 25% on the third anniversary of the vesting commencement date of 6/15/2009 and 75% on the fourth anniversary, subject in each case to the executive’s continued service with us as of such date.

(18)	The restricted stock vests 25% on 1/1/2012, an additional 33.33% on 1/1/2013, and 41.67% on 1/1/2014, subject in each case to the executive’s continued service with us as of such date.

(19)	Original option grant vested 25% on 4/2/2008 and the remainder in 36 equal monthly installments thereafter.

(20)	Original option grant vested 25% on 9/17/2008 and the remainder in 36 equal monthly installments thereafter.

(21)	Original option grant vested 25% on 4/1/2009 and the remainder in 36 equal monthly installments thereafter.

(22)	Original option grant vested 25% on 7/15/2010 and the remainder in 36 equal monthly installments thereafter.

(23)	The restricted stock vests 25% on each of the first four anniversaries of the vesting commencement date of 2/17/2009, subject in each case to the executive’s continued service with us as of such date.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Michael L. Chasen	312,776	$6,559,545	18,500	$839,715
Michael J. Beach	171,336	$2,438,228	9,250	$419,858
John E. Kinzer	5,000	$67,350	1,875	$72,806
Matthew H. Small	180,169	$2,363,764	9,250	$419,858
Raymond P. Henderson III	—	—	3,125	$128,063
Judy K. Verses	—	—	7,750	$340,538
Jonathan R. Walsh	4,000	$82,466	3,375	$153,191

Potential Payments upon Termination or Change-in-Control

Our named executive officers are entitled to benefits and payments under certain circumstances in the event of the termination of their employment with us, a change-in-control of Blackboard or the termination of their employment within one year after a change-in-control. As described above, Messrs. Chasen, Beach, Kinzer, Small, Walsh and Ms. Verses entered into employment agreements with us that provide for severance payments and other benefits under certain circumstances.

Stock options held by our named executive officers are subject to the terms of the plans pursuant to which they were issued. All outstanding stock options held by our named executive officers that were issued under our 1998 Amended and Restated Stock Incentive Plan, or the 1998 Plan, are fully vested. Under our Amended and Restated 2004 Stock Incentive Plan (“2004 Plan”), in the event of a change-in-control, the vesting of outstanding stock options would be accelerated by one year. A change-in-control under the 2004 Plan generally includes the following events: (i) the acquisition of 25% of our outstanding common stock or 25% of the voting power of our outstanding securities entitled to vote generally in the election of directors by an individual, entity or group, subject to specified exceptions, (ii) such time as the continuing directors, as defined in the 2004 Plan, do not constitute a majority of the Board of Directors, and (iii) consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving us or a sale or other disposition of all or substantially all of the our assets, unless our stockholders immediately prior to such transaction beneficially own, directly or indirectly, a majority of the outstanding shares of common stock or a majority of the voting power of the then-outstanding securities following the transaction in substantially the same proportions as their ownership prior to the transaction. The 1998 Amended and Restated Stock Incentive Plan (the “1998 Plan”) does not provide for automatic acceleration upon a change-in-control. Under certain of the named executive officers’ stock option agreements, the executive officers are entitled to an additional year of acceleration following a change-in-control if they are terminated without cause or constructively terminated, as such terms are defined in the agreements, within one year following the change-in-control. In 2006, Messrs. Chasen and Small received a long-term retention grant of stock options which vest over a three-year period that began in 2010 and continues through 2012; in the event of a change-in-control, a portion of the shares underlying these options will vest, equal to 20% of the original number of shares under the option plus an additional 12.5% for each year following the grant date. Beginning with the option grants made in February 2007, Messrs. Chasen, Beach and Small were entitled to two years of additional acceleration following a change-in-control if they were terminated without cause or constructively terminated within one year following the change-in-control. In February 2011, the Compensation Committee adopted a policy that all equity grants to our executive officers should provide for full acceleration following a change-in-control if the officer is terminated without cause or constructively terminated within one year following the change-in-control. Certain existing equity grant agreements with Messrs. Henderson, Kinzer and Walsh were amended to add language to bring those agreements into compliance with the new policy. None of the existing equity grant agreements with Messrs. Chasen or Small required amendment in order to bring them into compliance with the new policy.

The following descriptions provide estimates of the amounts payable to our executive officers in the event of their termination or a change-in-control assuming that such event occurred on December 31, 2010, based on the stock option holdings, the fair market value of our stock and the salaries of the executive officers as of such date.

Michael L. Chasen.  Upon a termination of his employment by us without cause or by Mr. Chasen with good reason, as each term is defined under his employment agreement, as amended, Mr. Chasen would have been entitled to a lump-sum severance payment of $999,999, less applicable taxes and withholdings, within 30 days following the effective date of termination and two additional payments of $999,999, less applicable taxes and withholdings, on each of the first two succeeding anniversaries thereafter. Following any such termination, Mr. Chasen would be prohibited from soliciting or hiring our employees for a period of six months, soliciting our clients for 12 months and competing against us for six months. Mr. Chasen’s stock options, restricted stock and restricted stock units generally provide for acceleration of vesting upon a change-in-control. In the event of a change-in-control occurring on December 31, 2010, vesting of certain stock options, restricted stock and restricted stock units held by Mr. Chasen would have accelerated, with additional value to Mr. Chasen of $7,571,851 based on the closing price of our common stock on December 31, 2010. If such a change in control were followed within one year by Mr. Chasen’s termination or constructive termination, vesting of certain stock options, restricted stock and restricted stock units held by Mr. Chasen would further accelerate, resulting in additional value to Mr. Chasen of $1,939,192, for a total increase in value of $9,511,043.

Michael J. Beach.  Mr. Beach resigned as an executive officer effective February 28, 2010 and continued to serve the company for a transition period through July 31, 2010. Pursuant to the terms of his employment agreement, as amended, no amounts were payable to Mr. Beach upon the termination of his employment.

John E. Kinzer.  Upon a termination of his employment by us without cause or by Mr. Kinzer with good reason, as each term is defined under his employment agreement, as amended, Mr. Kinzer would have been entitled to a payment of approximately $340,000 representing one year of his base salary and payment of 12 months’ COBRA premiums with an estimated cost to us of $16,950. Following any such termination, Mr. Kinzer would be prohibited from soliciting or hiring our employees for a period of 12 months, soliciting our clients for 12 months and competing against us for 12 months. Mr. Kinzer’s stock options and restricted stock generally provide for acceleration of vesting upon a change-in-control. In the event of a change-in-control occurring on December 31, 2010, vesting of certain stock options and restricted stock held by Mr. Kinzer would have accelerated, with additional value to Mr. Kinzer of $337,594 based on the closing price of our common stock on December 31, 2010. If such a change in control were followed within one year by Mr. Kinzer’s termination or constructive termination, vesting of certain stock options and restricted stock held by Mr. Kinzer would further accelerate, resulting in additional value to Mr. Kinzer of $148,488, for a total increase in value of $486,081.

Matthew H. Small.  Upon a termination of his employment by us without cause or by Mr. Small with good reason, as each term is defined under his employment agreement, as amended, or upon non-renewal of his employment agreement, Mr. Small would have been entitled to a payment of approximately $390,000, representing one year of his base salary, and 12 months’ coverage under company benefit plans in which Mr. Small was entitled to participate at the time of his termination with an estimated cost to us of $19,550. In addition, Mr. Small would be entitled to payment of his earned but unpaid bonus which as of December 31, 2010 was $253,500. Mr. Small’s stock options and restricted stock generally provide for acceleration of vesting upon a change-in-control. In the event of a change-in-control occurring on December 31, 2010, vesting of certain stock options and restricted stock held by Mr. Small would have accelerated, with additional value to Mr. Small of $2,166,674 based on the closing price of our common stock on December 31, 2010. If such a change in control were followed within one year by Mr. Small’s termination or constructive termination, vesting of certain stock options and restricted stock held by Mr. Small would further accelerate, resulting in additional value to Mr. Small of $1,756,837, for a total increase in value of $3,923,512.

Raymond P. Henderson III.  Mr. Henderson’s stock options and restricted stock generally provide for acceleration of vesting upon a change-in-control. In the event of a change-in-control occurring on December 31, 2010, vesting of certain stock options and restricted stock held by Mr. Henderson would have accelerated, with additional value to Mr. Henderson of $382,088 based on the closing price of our common stock on December 31, 2010. If such a change in control were followed within one year by Mr. Henderson’s termination or constructive termination, according to the terms of his equity grant agreements existing as of December 31, 2010, he would not have been entitled to any additional acceleration of vesting for his stock options or restricted stock.

Judy K. Verses.  Ms. Verses resigned from her position as an executive officer effective December 31, 2010 and continued to serve the company for a transition period through February 28, 2011. She is entitled to a payment of approximately $116,667, representing four months of her base salary. Following the termination of her employment, for a period of one year, Ms. Verses is prohibited from soliciting or hiring our employees, soliciting our clients, and competing against us. Ms. Verses’ stock options and restricted stock generally provide for acceleration of vesting upon a change-in-control.

Jonathan R. Walsh.  Upon a termination of his employment by us without cause or by Mr. Walsh with good reason, as each term is defined under his employment agreement, Mr. Walsh would have been entitled to a payment of approximately $112,500 representing six months of his base salary. Following any such termination, Mr. Walsh would be prohibited from soliciting or hiring our employees for a period of 12 months, soliciting our clients for 12 months and competing against us for 12 months. Mr. Walsh’s stock options and restricted stock generally provide for acceleration of vesting upon a change-in-control. In the event of a change-in-control occurring on December 31, 2010, vesting of certain stock options and restricted stock held by Mr. Walsh would have accelerated, with additional value to Mr. Walsh of $270,626 based on the closing price of our common stock on December 31, 2010. If such a change in control were followed within one year by Mr. Walsh’s termination or constructive termination, according to the terms of his equity grant agreements existing as of December 31, 2010, he would not have been entitled to any additional acceleration of vesting for his stock options or restricted stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about the securities authorized for issuance to our employees, directors and other eligible participants under our equity compensation plans, consisting of the 1998 Plan and the 2004 Plan.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to		Equity Compensation
	be Issued Upon Exercise	Weighted Average Exercise	Plans (Excluding
	of Outstanding Options,	Price of Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in First Column)

Equity compensation plans approved by security holders	4,855,414	28.39	4,425,616
Equity compensation plans not approved by security holders	—	—	—
Total	4,855,414	28.39	4,425,616

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Blackboard is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. The Audit Committee charter adopted by the Board of Directors provides that the Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer, who then communicates the proposed transaction to the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Any proposed related person transactions would be evaluated by the Audit Committee based on the specific facts and circumstances of each transaction. Relevant facts to be considered include the nature and size of the transaction, the risks, costs and benefits of the transaction to Blackboard, the related person’s interest in the transaction, any potential conflicts of interest under Blackboard’s policies, and whether the transaction is on terms no less favorable to our company than could be obtained from independent third parties under the same or similar circumstances, and are otherwise in, or are not inconsistent with, the best interests of our company and our stockholders. Other considerations may include customary industry practices, whether comparable services or products are available from an independent third party, accounting consequences of the transaction under generally accepted accounting principles, and whether additional costs or expenses to us, such as costs for separate financial, legal or other advisors, may be involved. In the event a director, a member of a director’s immediate family or an entity with which a director is affiliated has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval and the Audit Committee will consider the impact of the transaction on such director’s independence. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Since January 1, 2010, Blackboard has not entered into any related person transactions required to be disclosed under SEC rules.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of Blackboard’s stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and as a matter of good corporate governance, we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed, in accordance with SEC rules, in the Compensation Discussion and Analysis section of this proxy statement, the Summary Compensation Table and other compensation tables, and the related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement.

Blackboard’s executive compensation program is designed by the Compensation Committee to attract, retain, and motivate talented executives; reward executives for strong business performance; and align the interests of our shareholders and executives to ensure executives maintain focus on the company’s long-term strategy and success. A significant portion of executive compensation is tied to the company’s financial results and the attainment of certain financial, operational and strategic objectives. The Board of Directors believes that that the executive compensation program reflects a pay-for-performance philosophy that rewards innovation and provides appropriate incentives to ensure that Blackboard’s strategic and operational goals are met.

We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement for additional details on Blackboard’s executive compensation program, including our compensation philosophy and objectives, as well as the factors the Compensation Committee considered in determining the structure and amounts of the 2010 compensation of our executive officers. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement by casting a nonbinding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Blackboard Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.”

This resolution, commonly referred to as a “say on pay” resolution, will be considered approved if it receives the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as votes against. Broker non-votes will have no effect.

The results of this advisory vote are not binding upon Blackboard. However, the Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their vote and otherwise, and will consider the outcome of the vote when making future compensation decisions regarding Blackboard’s executive compensation program.

The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our named executive officers.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, Blackboard is providing its stockholders with the opportunity to cast a nonbinding advisory vote on whether future advisory votes on executive compensation, or “say on pay” advisory votes, should take place every three years, every two years, or every year. Stockholders may also abstain from voting on this proposal.

Our Board of Directors believes that a “say on pay” advisory vote should be submitted to the stockholders once every three years, and therefore recommends that you vote for a three-year interval for the advisory vote on executive compensation. The Board of Directors and the Compensation Committee believe this frequency is consistent with Blackboard’s executive compensation program, which is designed to promote a connection between executive compensation and sustained long-term company performance as measured by the successful attainment of financial, operational and strategic objectives, thereby creating long-term increases in shareholder value. We value and encourage input on corporate governance matters (including compensation matters) and welcome the opportunity to engage in constructive dialogue with our stockholders outside of the annual meeting regarding our compensation philosophy and the core elements of our compensation program, policies and practices. We believe an advisory vote on executive compensation every three years would allow for an accurate assessment of executive performance against the long-term strategic goals and objectives of the company.

Stockholders may indicate their preferred voting frequency by choosing the option of three years, two years, or one year, or they may abstain from voting on the proposal.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation of holding future advisory votes on executive compensation every three years, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive compensation practices should be held every year, every two years, or every three years. The choice that receives the highest number of the affirmative votes of the shares of common stock represented in person or by proxy at the meeting, even if less than a majority, will be deemed to be the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect. While this is an advisory vote and, therefore, nonbinding, the Board of Directors will give careful consideration to the choice which receives the most affirmative votes before determining the action the Board deems most appropriate for Blackboard and its stockholders.

The Board of Directors recommends a vote for 3 YEARS on the frequency of future advisory votes on executive compensation.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2011 and the Board has directed the submission of the selection of Ernst & Young LLP for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

The following table sets forth approximate aggregate fees billed to us for fiscal years 2009 and 2010 by Ernst &Young LLP:

APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2009 AND 2010 BY ERNST &YOUNG LLP

	2009	2010
	(In thousands)

Audit Fees(1):	$1,792.5	$1,800.5
Audit-Related Fees(2):	201.5	587.2
Tax Fees(3):	593.1	539.7
All Other Fees(4):	2.1	2.0

Total	$2,589.2	$2,929.4

(1)	Audit fees consisted of audit work performed in the audit of our consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations billed as audit services, and consents and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees related to assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements and which are not included under Audit Fees, such as employee benefit plan audits, due diligence in connection with acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation regarding financial accounting and reporting standards.

(3)	Tax fees consisted of fees related to tax compliance, tax planning, tax advice and tax due diligence related to mergers and acquisitions.

(4)	All other fees consist of all other products and services provided by the independent registered public accounting firm that are not reflected in any of the previous three categories, such as research and use of online accounting research tools.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Policies and Practices (the “Audit Committee Policy”) to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services or may delegate to the chairman of the Audit Committee the authority to pre-approve such services. Also, services that are expected to be provided to us by the independent registered public accounting firm during the following 12 months may be pre-approved by the Audit Committee in advance, provided that a monetary limit is established with respect to each pre-approved service and the pre-approved services are specified in sufficient detail so that management will not be called upon to make a judgment as to whether a service fits within the pre-approved services. All of the audit, audit-related, tax and all other services provided by Ernst & Young LLP to us in 2010 and described in the table above were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Audit Committee Policy. All non-audit services provided in 2010 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Board Recommendation

Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2011 is not required by law, the Board of Directors and the Audit Committee believe that it is advisable to provide stockholders an opportunity to ratify this selection. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented and entitled to vote, either in person or by proxy. Abstentions will have the same effect as a vote against. Broker non-votes will have no effect. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Blackboard and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of the copies of such filings received by us with respect to the fiscal year ended December 31, 2010, and written representations from our directors and executive officers that no other reports were required, we believe that all such reporting persons complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2010.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 28, 2011. Under our by-laws, stockholders who wish to make a proposal at the 2012 annual meeting, other than one that will be included in our proxy statement, must notify us between February 3, 2012 and March 5, 2012. If a stockholder who wishes to present a proposal fails to notify us by March 5, 2012 and such proposal is brought before the 2012 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2012 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies, including discretionary authority to vote in opposition to the matter. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001, Attention: Matthew H. Small, Corporate Secretary. Stockholders are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

CODE OF ETHICS

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at http://investor.blackboard.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us. In addition to soliciting stockholders by mail, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees, without additional compensation, may also be made of some stockholders in person or by mail, telephone or email following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies, and we will bear all reasonable solicitation fees and expenses if we retain a proxy solicitation firm.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the stockholders. Brokers with account holders who are our stockholders will also be householding our proxy materials. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above. If you have received notice from your broker that they will be householding communications to your address and you would prefer to receive a separate set of annual meeting materials, please notify your broker. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should also contact their brokers.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

OTHER INFORMATION

The Report of the Compensation Committee and the Report of the Audit Committee set forth in this proxy statement and the stock performance graph set forth in our Annual Report on Form 10-K, shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act (other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished”), whether made before or after the date hereof, except to the extent that we specifically incorporate this information by reference.

BLACKBOARD INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John E. Kinzer and Matthew H. Small as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Blackboard Inc. held of record by the undersigned on April 14, 2011, at the Annual Meeting of Stockholders to be held at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia 20001, on June 3, 2011 at 11:00 a.m., or any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” all director nominees named herein, “FOR” Proposal No. 2, for “3 YEARS” for Proposal No. 3, and “FOR” Proposal No. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of Blackboard Inc. or shall vote in person at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on June 3, 2011.
The proxy statement and annual report to stockholders are available at
http://investor.blackboard.com/phoenix.zhtml?c=177018&p=proxy.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
BLACKBOARD INC.
JUNE 3, 2011
PROXY VOTING INSTRUCTIONS
MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL DIRECTOR NOMINEES,
AND
“FOR” PROPOSALS 2 AND 4.
[Detach along perforated line.]

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

New Address:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐ New Address

1.	Election of Directors:
	NOMINEES:	☐	FOR ALL NOMINEES: E. Rogers Novak Jr. and Joseph L. Cowan
		☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
		☐	FOR ALL EXCEPT: (See instructions below.)
			O	E. Rogers Novak Jr.
			O	Joseph L. Cowan
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

			FOR	AGAINST	ABSTAIN

2.	Advisory vote on executive compensation.		☐	☐	☐

		3 YEARS	2 YEARS	1 YEAR	ABSTAIN

3.	Advisory vote regarding the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN

4.	To ratify the selection of the Company’s independent registered public accounting firm.		☐	☐	☐
This proxy is solicited on behalf of the Board of Directors of Blackboard Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of each director nominee, “FOR” proposal 2, for “3 YEARS” for proposal 3, and “FOR” proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.     ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.